Exhibit 10.33

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BETWEEN

HOLYOKE WATER POWER COMPANY

AND

MT. TOM GENERATING COMPANY LLC

JULY 24, 2006

EXHIBITS

Exhibit A	- Form of Deed
Exhibit B	- Form of Bill of Sale
Exhibit C	- Form of Assignment and Assumption Agreement
Exhibit D	- Form of Interconnection Agreement
Exhibit E	- Form of Property Tax Allocation Agreement
Exhibit F	- Form of Acceptable Guaranty
Exhibit G	- Form of Asset Demarcation Agreement
Exhibit H	- Interim Services
Exhibit I	- Form of Interim Services Agreement
Exhibit J	- Form of Acceptable Letter of Credit
Exhibit L	- Form of Seller’s Guaranty

SCHEDULES

Schedule 2.1(a)(i)	- Real Property
Schedule 2.1(a)(ii)	- Real Property Matters
Schedule 2.1(b)	- Personal Property
Schedule 2.1(c)	- Leases
Schedule 2.1(e)	- Contracts
Schedule 2.1(g)	- Name of Facility
Schedule 2.1(h)	- Power Contracts
Schedule 2.1(j)	- Leased Vehicles
Schedule 2.1(k)	- Air Emissions Credits and Allowances
Schedule 2.2(a)	- T&D and Associated Telecommunication Assets
Schedule 2.10(o)	- Matters for Opinion from Counsel to Seller
Schedule 2.11(j)	- Matters for Opinion from Counsel to Buyer
Schedule 3.3	- Matters of Contravention
Schedule 3.5(a)	- Title Commitments/Policies, Defects in Title
Schedule 3.5(b)	- Sufficiency of Assets
Schedule 3.6	- Compliance
Schedule 3.6(b)	- Compliance (Permits)
Schedule 3.7	- Taxes
Schedule 3.8(b)	- Exceptions to Contract Obligations
Schedule 3.9	- Insurance
Schedule 3.10	- Litigation
Schedule 3.11(a)	- Collective Bargaining Agreement and Related Matters
Schedule 3.11(b)	- Employee Benefit Plans
Schedule 3.12	- Environmental
Schedule 3.13	- Condemnation
Schedule 3.16	- No Undisclosed Liabilities
Schedule 5.3	- Pre-Approved Capital Expenditures
Schedule 5.7(a)	- Facility personnel represented by the Local as of the Effective Date
Schedule 5.7(b)	- Facility personnel not represented by the Local as of the Effective Date
Schedule 5.7(c)	- Support personnel as of the Effective Date
Schedule 6.1(c)	- Buyer’s Regulatory Approvals
Schedule 6.2(c)	- Seller’s Regulatory Approvals

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") is entered into on July 24, 2006, by and between Holyoke Water Power Company, a Massachusetts business corporation ("HWP" or "Seller"), and Mt. Tom Generating Company LLC, a Delaware limited liability company ("Buyer").  Buyer and Seller are each referred to herein as a "Party" or, collectively as the "Parties."

WHEREAS, Seller owns the Mt. Tom Station, a coal-fired electric generating facility (the "Facility") located in Holyoke, Massachusetts, and certain facilities and other assets associated therewith and ancillary thereto;

WHEREAS, Northeast Generation Services Company ("NGS") manages, operates, maintains and provides administrative services to Seller with respect to the Facility on behalf of and as agent for Seller pursuant to the Management and Operation Agreement between Holyoke Water Power Company and Northeast Generation Services Company, dated as of January 1, 2000, as amended (the "HWP-NGS M&OA");

WHEREAS, Seller sells 100% of the net output of the Facility to its wholly-owned subsidiary Holyoke Power and Electric Company ("HP&E") pursuant to the Hydroelectric Power Sales Agreement between Holyoke Power and Electric Company and Holyoke Water Power Company, dated October 14, 1957, as amended (the "HWP-HP&E Agreement");

WHEREAS, HP&E sells 100% of its entitlement to the Facility’s output to Select Energy, Inc. ("Select") pursuant to the Power Sales Agreement between Holyoke Power and Electric Company and Select Energy, Inc., dated October, 1999, as amended ("HP&E-Select Agreement");

WHEREAS, Select provides certain asset management services to Seller pursuant to the Agency Agreement between Holyoke Water Power Company and Select Energy, Inc., dated June 17, 2004 (the "HWP-Select Agency Agreement");

WHEREAS, Northeast Utilities Service Company ("NUSCO") provides certain corporate center services to Seller in connection with the Facility pursuant to the Service Agreement between Holyoke Water Power Company and NUSCO, dated September 30, 1967 as amended (the "HWP-NUSCO Services Agreement");

WHEREAS, Seller, HP&E, NGS, Select, NUSCO and NUEI are each wholly-owned direct or indirect subsidiaries of Northeast Utilities;

WHEREAS, contemporaneously with the execution of this Agreement Buyer has entered into the Interconnection Agreement (as defined below); and

WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold or assigned, the Acquired Assets (as defined in Section 2.1 below) and certain associated liabilities upon the Closing as more fully described herein, upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions.

"Acceptable Guarantor" means Energy Capital Partners I, LP, a Delaware limited partnership or a substitute entity acceptable to the Seller in its sole discretion.

"Acceptable Guaranty" means a guaranty issued by an Acceptable Guarantor, substantially in the form attached hereto as Exhibit F or such other form of performance assurance that is acceptable to Seller in its sole discretion.

"Acceptable Letter of Credit" means a letter of credit in the form attached hereto as Exhibit J.

"Acquired Assets" is defined in Section 2.1.

"Acquired Assets Employees" is defined in Section 5.7(c).

"Acquired Assets Employees’ Records" mean all personnel records maintained by Seller or its Affiliates relating to the Acquired Assets Employees to the extent such files contain (i) names, addresses, dates of birth, job titles and descriptions; (ii) starting dates of employment; (iii) salary and benefits information; (iv) resumes and job applications; (v) performance reviews, attendance records, and discipline records and (vi) any other documents that neither Seller nor its Affiliates are prohibited by Law to deliver to Buyer.  To the extent the consent of an Acquired Assets Employee is required in order for Seller or its Affiliates to deliver a document which is part of the Acquired Assets Employees’ Records to Buyer, Seller agrees to use Commercially Reasonable Efforts to secure such consent.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Agreement" is defined in the introductory paragraph.

"Air Emission Credit" also known as Emission Reduction Credit or ERC, means (i) a reduction of carbon dioxide (CO2), nitrogen oxides (NOx) or mercury  that is certified by a Governmental Authority as real, quantifiable, surplus, permanent and enforceable, and is recorded, inventoried, or approved as such.

"Allowance" means (i) an authorization by the United States Environmental Protection Agency under the Clean Air Act, 42 U.S.C. §7401 et seq. to emit up to one ton of sulfur dioxide (SO2) during or after a specific calendar year, or (ii) the limited authorization under applicable state Laws to emit up to one ton of (NOx) during a specified control period.

"Ancillary Agreements" means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Deed, the Property Tax Allocation Agreement, the Interconnection Agreement, the Acceptable Guaranty, the Interim Services Agreement, the Asset Demarcation Agreement and the Seller Guaranty.

"Asset Demarcation Agreement" means the agreement between Seller and Buyer evidencing their agreement as to the demarcation of ownership with respect to certain assets not situated wholly on real property owned, or to be owned, by either Seller or its Affiliates or Buyer, in substantially the form attached hereto as Exhibit G.

"Assignment and Assumption Agreement" means the agreement by which Seller shall assign or cause to be assigned certain rights, liabilities and obligations and Buyer shall assume the Assumed Liabilities, in substantially the form attached hereto as Exhibit C.

"Assumed Liabilities" is defined in Section 2.3.

"Bill of Sale" means the form of bill of sale by which the title to personal property shall be conveyed to Buyer, substantially in the form attached hereto as Exhibit B.

"Business Day" means any day other than a Saturday, Sunday or day on which banks are legally closed for business in Hartford, Connecticut or New York, New York.

"Buyer" is defined in the introductory paragraph.

"Buyer Indemnified Parties" is defined in Section 9.3.

"Buyer’s Observers" is defined in Section 5.4(b).

"Buyer Master Agreements" means those EEI Master Power Purchase and Sale Agreement between Buyer and each of the counterparties to the Power Contracts that shall, as of the Closing, govern the Power Contracts with such counterparties.

"Buyer’s Regulatory Approvals" means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Buyer set forth on Schedule 6.1(c) attached hereto.

"Capital Commitments" means all binding contractual commitments to make capital expenditures relating to the Acquired Assets, the Facility or the Site incurred by Seller or by NGS on behalf of Seller during the Interim Period that extend beyond the Closing Date, whether or not relating to the Pre-Approved Capital Expenditures.

"Cash" means cash and Cash Equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

"Cash Equivalents" means cash equivalents as determined in accordance with GAAP and consistent with Seller’s past practices used in the preparation of the balance sheets and financial statements.

"Closing" is defined in Section 2.9.

"Closing Adjustment" is defined in Section 2.6(b).

"Closing Date" is defined in Section 2.9.

"Closing Purchase Price" is defined in Section 2.5.

"Closing Statement" is defined in Section 2.6(c).

"Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

"Collective Bargaining Agreement" means the contract between Northeast Generation Services Mt. Tom Station and International Brotherhood of Electrical Workers Local Union 455 dated October 1, 2004.

"Commercially Reasonable Efforts" means efforts that are reasonably within the contemplation of the Parties at the Effective Date and that do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

 "Contracts" is defined in Section 2.1(e).

"Condemnation Value" is defined in Section 5.10(a).

"CPR" is defined in Section 11.20.

"Deed" means the form of deed by which the Real Property shall be conveyed to Buyer, substantially in the form attached hereto as Exhibit A.

"Disclosing Party" is defined in the definition of Proprietary Information.

"Effective Date" means the date on which this Agreement has been duly executed and validly delivered by the Parties.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or arrangement, or (e) profit sharing, bonus, stock option, stock purchase, equity, stock appreciation, deferred compensation, incentive, severance, employment, change in control, fringe benefit, agreement, program, policy or other arrangement, whether or not subject to ERISA.

"Employee Pension Benefit Plan" is defined in ERISA §3(2).

"Employee Welfare Benefit Plan" is defined in ERISA §3(1).

"Enhanced Severance" means with respect to a Non-Represented Plant Employee or a Non-Represented Support Employee, (a) an amount equal to two (2) weeks of salary (based on such Person’s base salary immediately preceding the date of termination of employment) for each full year of credited service of such Person with Seller or its Affiliates and Buyer, measured as continuous service in the case of any year in which such Person was employed by both Seller or its Affiliates and Buyer, subject to a minimum of twelve (12) weeks and a maximum of fifty-two (52) weeks of such salary paid bi-monthly, less applicable federal, state, Social Security and Medicare Tax withholdings, (b) payment of such employee’s payments for the employee and any applicable dependents of the employee (other than co-pay and deductibles) pursuant to COBRA for a period of six (6) months following termination, and (c) the provision of outplacement services of duration and of a nature consistent with Seller’s and its Affiliates’ practices with respect to the divestiture of their respective competitive businesses as in effect immediately preceding the Closing.

"Environment" means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air (including indoor air) plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

"Environmental Claim" means a claim by any Person based upon a breach of Environmental Laws or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date.

"Environmental Laws" means all applicable Laws and any binding administrative or judicial interpretations thereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land, natural resources and wildlife; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) noise; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq; the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §2601 et. seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. §1451 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §2701 et. seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. §401 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §300(f) et seq.; and all analogous or comparable state statutes and regulations, including, without limitation, the Massachusetts Oil and Hazardous Release Prevention and Response Act, as amended, M.G.L. c. 21E.

"Environmental Liabilities" means any Liability under or related to Environmental Laws arising as a result of or in connection with (i) any violation or alleged violation of Environmental

Law, prior to, on or after the Closing Date, with respect to the ownership, operation or use of the Acquired Assets; (ii) any Environmental Claims caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Acquired Assets prior to, on or after the Closing Date; (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from the Acquired Assets; (iv) compliance with Environmental Laws on or after the Closing Date with respect to the ownership or operation or use of the Acquired Assets; (v) any Environmental Claim arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership, operation or use of the Acquired Assets; and (vi) the investigation and/or remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership, operation or use of the Acquired Assets, at any Offsite Disposal Facility.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Adjustment" is defined in Section 2.6(b).

"Estimated Closing Statement" is defined in Section 2.6(b).

"Event of Loss" is defined in Section 5.10.

"Excluded Assets" is defined in Section 2.2.

"Excluded Liabilities" is defined in Section 2.4.

"Exhibits" means the exhibits to this Agreement.

"Facility" is defined in the Recitals.

"FERC" means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

"FERC Capacity Settlement" is defined in the definition of Material Adverse Effect.

"FIRPTA Affidavit" means the affidavit to be delivered at Closing pursuant to Section 1445(b)(2) of the Code, to establish that Seller is not a "foreign person" within the meaning of that Section.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Generation Asset" is defined in Section 5.13(b).

"Glencore Contracts" means, collectively, the Coal Supply and Transportation Agreement, effective March 29, 2006, between Glencore Ltd. and HWP, and the Coal Supply and Transportation Agreement, effective July 11, 2005, between Glencore Ltd. and HWP and the related transportation, storage and wharfage arrangements.

"Good Industry Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the power generation industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, ISO New England, the North American Electric Reliability Council, the Northeast Power Coordinating Council, and the Electric Reliability Organization.

"Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding Buyer and any subsequent owner of the Site (if otherwise a Governmental Authority under this definition).

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Hazardous Substance" means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by applicable Environmental Laws; and (c) any materials or substances defined in Environmental Laws as "hazardous", "toxic", "pollutant", or "contaminant", or words of similar meaning or regulatory effect.

"HP&E" is defined in the Recitals.

"HP&E-Select Agreement" is defined in the Recitals.

"HWP" is defined in the introductory paragraph.

"HWP-HP&E Agreement" is defined in the Recitals.

"HWP-NGS M&OA" is defined in the Recitals.

"HWP-NUSCO Services Agreement" is defined in the Recitals.

"HWP-Select Agency Agreement" is defined in the Recitals.

"Improvements" means all buildings, structures (including all fuel handling and storage facilities), utility facilities, machinery and equipment, fixtures, construction work in progress, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to the Site.

"Indebtedness" means any of the following:  (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; (g) any obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements; and (h) any guaranty of any of the foregoing.

"Indemnified Party" is defined in Section 9.7(a).

"Indemnifying Party" is defined in Section 9.7(a).

"Independent Appraiser" is defined in Section 2.7.

"Intellectual Property" means all (a) patents, patent applications, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content, and all registrations of and applications to register regarding the forgoing; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators, all registrations of and applications to register regarding the foregoing together with all translations, adaptations, derivations and combinations thereof and including all goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, research and lists; (e) rights to sue for past, present and future infringement, misappropriation, dilution or other violations thereof; (f) rights in licenses to or from a third party in any of the foregoing; and (g) all tangible embodiments thereof.

"Initial Purchase Price" is defined in Section 2.5.

"Intercompany Agreements" is defined in Section 2.2(d).

"Interconnection Agreement" means the interconnection agreement for the Facility among Seller, HP&E, ISO New England and Buyer in the form attached hereto as Exhibit D.

"Interim Period" means that period of time commencing on the Effective Date and ending at the time of Closing.

"Interim Services Agreements" means the Interim Services Agreement substantially in the form of Exhibit I, to be effective at Closing between Buyer and NUSCO, pursuant to which NUSCO will provide to Buyer the services listed on Exhibit H hereto (for the fees listed on such Exhibit H hereto).

"Inventory" or "Inventories" means all inventory or inventories of the Facility.

"Investment Grade" means a rating of at least BBB- by S&P or Baa3 by Moody’s.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

"ISO New England" means ISO New England Inc.

"Knowledge" means (i) with respect to Seller, the actual knowledge, after due inquiry, of Dennis R. Brown, John J. Roman, James A. Ginnetti, John Murray, Dick Merchant, Corinne Hellerman, Stephen A. Stites, or Wade Hoefling, and (ii) with respect to Buyer, the actual knowledge, after due inquiry, of Sarah Wright, Scott Helm, Andrew Singer, Steve Herman or Rahul Advani.

 "Laws" means all laws, rules, statutes, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any Governmental Authority or any foreign, international, or multinational government or administration and related agencies.

"Leased Vehicles" is defined in Section 2.1(j).

"Leases" is defined in Section 2.1(c).

"Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

"Load Asset" is defined in Section 5.13(b).

"Local" means the International Brotherhood of Electrical Workers, Local Union No. 455.

"Losses" is defined in Section 9.3.

"Major Loss" is defined in Section 5.10(b).

"Market Participant" has the meaning set forth in Section I of the ISO New England Inc. Transmission, Markets and Services Tariff, FERC Electric Tariff No. 3.

"Market Rules and Procedures" means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings that are imposed by a power pool, independent system operator, regional transmission organization or other similar entity applicable to the Assets and obligations associated therewith.

"Material Adverse Effect" means with respect to any Person or entity, any change, effect, event, occurrence or state of facts that, individually or together with all such other changes, effects, events, occurrences or facts, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, financial condition or results of operations of such Person and its subsidiaries taken as a whole or such entity or (ii) prevents, or can reasonably be expected to prevent, the performance by the affected Party of any of its material obligations under this Agreement or the consummation of the transactions contemplated by this Agreement; provided that Material Adverse Effect shall not include any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) generally affecting the international, national, regional or local wholesale or retail electric or gas industry as a whole or electric generating facilities or their operations or operators as a whole that does not affect the Facility or the Parties in any manner or degree significantly different than the industry as a whole, including but not limited to:  (a) changes in markets for electric power, natural gas or fuel used in connection with the Facility, (b) changes in market design and pricing (including but not limited to either the implementation of, or the failure to implement, an alternative capacity pricing mechanism such as but not limited to the mechanism accepted by FERC on June 16, 2006 in Devon Power LLC, 115FERC¶ 61,340,(c) changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address the events of September 11, 2001 or similar acts of terrorism, or (d) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; and provided, further, that any loss, claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

"Moody’s" means Moody’s Investors Service, Inc. or any successor thereto.

"Multiemployer Plan" is defined in ERISA §3(37).

"NGC SPA" means that certain stock purchase agreement, dated as of the date hereof, between NU Enterprises, Inc. and NE Energy, Inc., an Affiliate of Buyer, pursuant to which NE Energy, Inc. agreed to purchase all of the issued and outstanding stock of Northeast Generation Company on the terms and conditions set forth herein.

"NGS" is defined in the Recitals.

"Non-Represented Plant Employees" is defined in Section 5.7(b).

"Non-Represented Support Employees" is defined in Section 5.7(c).

"NU" means Northeast Utilities, a Massachusetts business trust.

"NUSCO" is defined in the Recitals.

"Offsite Disposal Facility" means a location, other than the Facility or the Site, that receives or received Hazardous Substances for storage and/or disposal by Seller prior to the Closing Date or by Buyer on or after the Closing Date.

"Party" and "Parties" are defined in the introductory paragraph.

"Permits" means all certificates, licenses, permits, registrations, authorizations, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Acquired Asset, Facility or Site or the ownership, operation or use thereof.

"Permitted Encumbrances" means any of the following: (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith (in the case of any such contest in good faith, where adequate reserves have been established to the extent required by GAAP); (ii) encumbrances on real property in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on the real property if the same do not have a materially adverse effect on the value, operation or use of such property in the Business of Seller as conducted on the Effective Date; (iii) easements (including without limitation, the Reserved Easements and any other easement or like right granted by an instrument executed in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby but excluding such encumbrances that secure Indebtedness), rights, restrictions, title imperfections and similar matters if the same do not materially detract from the operation or use of such property in the business of Seller as conducted on the Effective Date; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, that, in the case of clauses (i) through (iv), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and that have been incurred under Good Industry Practices; (v) any Lien with respect to the Acquired Assets that arises under Good Industry Practices (other than any Lien in favor of Seller or any Affiliate of Seller) and the foreclosure of which is not material to the operation or use of the Acquired Assets in the business of Seller as conducted on the Effective Date; (vi) any Lien or title imperfection with respect to the Acquired Assets created by or resulting from any act or omission of Buyer; (vii) all exceptions set forth in the "Title Commitments"; and (viii) matters set forth on Schedule 2.1(a)(ii).

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

"Power Contracts" means those contracts or transactions set forth on Schedule 2.1(h).

"Pre-Approved Capital Expenditures" means those capital expenditures set forth on Schedule 5.3.

"Property Tax Allocation Agreement" means the agreement between Seller and Buyer in the form attached hereto as Exhibit E.

"Proposed Acquisition Transaction" is defined in Section 5.16.

"Proprietary Information" means all information about either Party (the "Disclosing Party") or its properties or operations furnished to the other Party (the "Receiving Party") or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished, provided that from and after the Closing Date any information regarding the Facility, Acquired Assets or Assumed Liabilities shall be deemed Proprietary Information of Buyer and not Proprietary Information of Seller and to the extent such information is in the possession of Seller, Seller shall be deemed to have received such information from Buyer on a confidential basis.  Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s actual knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives; or (d) Buyer or its Affiliates disclose to their actual or potential financing sources (including lenders and agents therefor), actual or potential commodity hedge or interest rate swap providers or rating agencies and their respective attorneys, consultants and advisors, provided that this clause (d) shall permit the disclosure of such information by Buyer and its Affiliates only to the parties enumerated in this clause (d).

"Purchase Price" is defined in Section 2.5.

"Purchase Price Adjustment" is defined in Section 2.6.

"Real Property" is defined in Section 2.1(a).

"Receiving Party" is defined in the definition of Proprietary Information.

"Related Purchase Agreement" means the agreement among NE Energy, Inc., an Affiliate of Buyer, NGS, Select Energy, Inc. and Northeast Utilities Service Company to sell to NE Energy, Inc. certain assets related to the pumped storage, conventional hydro, and jet fuel generating facilities purchased by NE Energy, Inc. in the NGC SPA.

"Related Transactions" means the transactions described in and contemplated by the NGC SPA and the Related Purchase Agreement.

"Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

"Remediation" means any or all of the following activities to the extent required to address the presence or Release of Hazardous Substances: (a) monitoring, investigation, assessment, treatment, cleanup containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (b) preparing and implementing any plans or studies for any such activity; (c) obtaining a written notice (or an oral notice that is appropriately documented or memorialized) from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of (i) a Licensed Site Professional (as defined in M.G.L. c21A § 19 et seq.), as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (d) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.

"Representative" means, as to any Person, such Person’s Affiliates and actual or prospective lenders and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

 "Represented Employees" is defined in Section 5.7(a).

"Reserved Easements" means easements to be reserved by Seller or its Affiliates with respect to certain T&D Assets and associated telecommunications facilities located on the Site of the Acquired Assets, as set forth in Schedule 2.1(a)(i) hereto, to be reserved in the Deed.

"Restoration Costs" is defined in Section 5.10(a).

"S&P" means Standard & Poor’s Rating Group, a division of McGraw-Hill Corporation, or any successor thereto.

"Schedule" means a schedule to this Agreement.

"Schedule Update" is defined in Section 5.5(b).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Select" is defined in the Recitals.

"Select Master Agreements" means the EEI Master Power Purchase and Sale Agreement between Select Energy, Inc. and Constellation Energy Commodities Group, Inc. effective as of October 24, 2003 and the EEI Master Power Purchase and Sale Agreement between Select Energy, Inc. and UBS AG effective as of July 11, 2005.

"Seller" is defined in the introductory paragraph.

"Seller Employee Benefit Plan" is defined in Section 2.4.

"Seller Guaranty" means a guaranty issued by NU, substantially in the form attached hereto as Exhibit L, or such other form of performance assurance that is acceptable to Buyer in its sole discretion.

"Seller Indemnified Parties" is defined in Section 9.4.

"Seller’s Regulatory Approvals" means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Seller set forth on Schedule 6.2(c) attached hereto.

"Site" means the Real Property and Improvements forming a part of, or used or usable in connection with, the Facility.  Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

"T&D" means the transmission and distribution of electricity.

"T&D Assets" means the transmission, distribution, communication, substation and other assets necessary to current or future T&D Operations of Seller or its Affiliates.

"T&D Operations" means the process of conducting and supporting T&D.

"Taking" is defined in Section 5.10.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any payments to any federal, state, local or foreign taxing authorities in lieu of any such tax.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party" means a Person who is not a Party or an Affiliate of a Party.

"Third Party Claim" is defined in Section 9.7(a).

"Threshold" is defined in Section 9.5(a).

"Title and Authority Representations" is defined in Section 9.1.

"Title Commitments" is defined in Section 3.5(a).

"Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

"Transferable Permits" is defined in Section 2.1(d).

"WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

2.

Acquisition of Assets by Buyer.

2.1.

Purchase and Sale of Assets.  Seller agrees to sell, assign and transfer, or cause to be sold, assigned and transferred to Buyer, and Buyer agrees to purchase from Seller at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Lien, except for Permitted Encumbrances, all of the right, title and interest of Seller or an Affiliate of Seller in and to the following properties and assets owned by Seller or such Affiliates used or held for use in the operation of, the Facility (collectively, the "Acquired Assets"):

(a)

the real property, Improvements thereon, easements and other rights in real property described in Schedule 2.1(a)(i), but subject to the exceptions and encumbrances set forth in the Title Commitments and subject to the Permitted Encumbrances, including the matters set forth in Schedule 2.1(a)(ii) (the "Real Property");

(b)

the machinery, equipment, furniture, boats, vehicles, Intellectual Property and other personal property owned by or on behalf of Seller and located at the Facility or related primarily to the operation of the Facility and Inventories (including without limitation the items of personal property described in Schedule 2.1(b)), all applicable warranties against manufacturers or vendors, to the extent that such warranties are transferable, and all items of personal property due under applicable warranties), in each case as in existence on the Effective Date, but excluding such items disposed of by Seller in the ordinary course of business during the Interim Period in accordance with this Agreement, and including such additional items as may be acquired by Seller for use in connection with the Acquired Assets in the ordinary course of business during the Interim Period in accordance with this Agreement;

(c)

all rights with respect to leasehold interests and subleases and rights thereunder relating to real property set forth on Schedule 2.1(c) (the "Leases");

(d)

all Permits relating to ownership or operation of the Facility including, but not limited to, the Permits listed on Schedule 2.1(d), but only if and to the extent that such Permits are transferable by Seller to Buyer by assignment or otherwise (including, without limitation, upon request or application to a Governmental Authority, or which will pass to Buyer as successor in title to the Acquired Assets by operation of Law) (the "Transferable Permits");

(e)

except as set forth in Section 2.2, those contracts, agreements and personal property leases which are related to the ownership, use or operation of the Facility and which are set forth in Schedule 2.1(e) (the "Contracts"), and all other contracts which relate primarily to the operation of the Facility; provided that Seller or its Affiliates, as applicable, shall retain the rights and interests under any Contract to the extent such rights and interests provide for indemnity and exculpation rights for pre-Closing occurrences for which Seller or its Affiliates remain liable under this Agreement;

(f)

subject to the right of Seller to retain copies for its use, all books, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of Seller (or NGS on its behalf) relating primarily to the operation of the Facility, including the Acquired Assets Employees’ Records but expressly excluding financial records, employees records (other than the Acquired Assets Employees’ Records) and books of account;

(g)

the rights of Seller to the use of the name of the Facility set forth in Schedule 2.1(g);

(h)

except as specifically set forth in Section 2.2(c), the contracts relating to the sale by Select of electric energy from the Facility (which electric energy Select acquires under the terms of the HP&E-Select Agreement) under wholesale rates set forth on Schedule 2.1(h) (the "Power Contracts"), provided that the Power Contracts assigned to Buyer pursuant to this Agreement shall be governed by the Buyer Master Agreements, not the Select Master Agreements;

(i)

all rights of Seller or its Affiliates in and to any causes of action against a Third Party relating to any Acquired Asset or Assumed Liability, whether received as a payment or credit against future liabilities, including, without limitation, insurance proceeds, condemnation awards and cash payments under warranties to the extent such payments relate to Acquired Assets or Assumed Liabilities;

(j)

all right, title and interest of Seller in the leased vehicles set forth on Schedule 2.1(j) (the "Leased Vehicles"),  to the extent that Seller or its Affiliates have purchased or otherwise taken title to such Leased Vehicles as of the Closing Date, subject to the Purchase Price adjustment set forth in Section 2.6(a); and

(k)

except as set forth in Section 2.2(g) and subject to Section 5.15 and only to the extent transferable, the Air Emissions Credits and Allowances set forth on Schedule

2.1(k) and all rights to future Air Emissions Credits and Allowances allocated with respect to the Facility.

2.2.

Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed or delivered to Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by Seller or its Affiliates, any and all right, title or interest to the following assets, properties and rights (collectively, the "Excluded Assets"):

(a)

as identified on Schedule 2.2(a) or in the Asset Demarcation Agreement, or any document or exhibit referred to or incorporated in the Asset Demarcation Agreement, (i) the property comprising or constituting any or all of the T&D Assets located at the Site (whether or not regarded as a "transmission", "distribution" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all Permits and contracts, that relate primarily to the T&D Assets, and (ii) those certain assets and facilities identified for use or used by Seller or others pursuant to an agreement or agreements with Seller or its Affiliates for telecommunications purposes;

(b)

all Cash, accounts and notes receivable, checkbooks and canceled checks, bank deposits and property or income tax receivables or any other Tax refunds to the extent allocable to a period ending on or before the Closing Date;

(c)

the Select Master Agreements, including but not limited to any parent guaranties or other performance assurance provided by Seller, Select or their parent or Affiliates in connection therewith;

(d)

any and all of Seller’s rights in any contract or arrangement representing an intercompany transaction, agreement or arrangement between Seller and an Affiliate of Seller, whether or not such transaction, agreement or arrangement relates to the provisions of goods or services, payment arrangements, intercompany charges or balances or the like, including but not limited to the HWP-NGS M&OA, the HP&E-Select Agreement, the HWP-HP&E Agreement, the HWP-Select Agency Agreement and the HWP-NUSCO Services Agreement (collectively, the "Intercompany Agreements");

(e)

all rights of Seller or its Affiliates in and to any causes of action against a Third Party relating to any period ending on the Closing Date, whether received as a payment or credit against future liabilities, including, without limitation, any rights or interests in respect of any refunds relating to property Taxes paid by Seller for periods ending on the Closing Date, as such Taxes are to be prorated in accordance with Section 2.8, insurance proceeds, condemnation awards and cash payments under warranties covering the Acquired Assets to the extent such payments relate to Acquired Assets repaired or replaced prior to the Closing Date, Excluded Assets or Excluded Liabilities, but excluding any such rights of Seller to the extent the associated Third Party claims relate to an Assumed Liability;

(f)

all rights of Seller to the words "HWP", "Holyoke Water Power Company", "HP&E" and "Holyoke Power and Electric Company" and any Trademarks which are composed of or comprise any derivative; and

(g)

subject to Section 5.15, all Air Emissions Credits and Allowances required to satisfy Seller’s obligations under applicable Environmental Laws with respect to its ordinary course operation of the Facility prior to and on the Closing Date, as determined by Seller and reasonably agreed to by Buyer.

2.3.

Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer will assume and satisfy or perform all of the Liabilities of Seller or its Affiliates in respect of, or otherwise arising from the operation or use of the Acquired Assets, other than the Excluded Liabilities (as set forth in Section 2.4 below), including, without limitation, the following Liabilities (the "Assumed Liabilities"):

(a)

all Environmental Liabilities, other than the Excluded Liabilities (as set forth in Section 2.4 below);

(b)

all Liabilities under (i) the Contracts, the Leases, the Transferable Permits, and the Power Contracts (including but not limited to the obligation to provide performance and credit assurance) in accordance with the terms thereof, (ii) the other contracts, leases and other agreements included in the Acquired Assets, and (iii) the contracts, leases, commitments and other agreements entered into by or on behalf of Seller with respect to the Acquired Assets during the Interim Period consistent with the terms of this Agreement (including, without limitation, Capital Commitments and agreements with respect to Liabilities for real or personal property Taxes on any of the Acquired Assets, in each case, entered into in accordance with  the provisions of Section 5.3) in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date, or to the extent the same arise out of any such breach or default, or to the extent the same relate to performance rendered to or by Seller prior to the Closing Date;

(c)

all Liabilities under the Permitted Encumbrances other than under or with respect to the exercise of the Reserved Easements;

(d)

all Liabilities relating to employees for which Buyer is responsible under Section 5.7;

(e)

subject to Section 5.15, all Liabilities for the calendar year in which the Closing occurs for timely submitting to the relevant Governmental Authorities all compliance filings and reports regarding air emissions from the Facility as required by applicable Environmental Laws;

(f)

all Liabilities with respect to claims and causes of action set forth on Schedule 3.10 as of the date hereof; and

(g)

all other Liabilities of any nature whatsoever to the extent arising from the ownership or operation of the Facility, the Assumed Liabilities and the Acquired Assets, unless expressly excluded pursuant to Section 2.4.

2.4.

Excluded Liabilities.  Buyer shall not assume or be responsible for the performance of any of the following Liabilities (collectively, the "Excluded Liabilities"):

(a)

any Liability of Seller in respect of or otherwise arising from the operation or use of the Excluded Assets or any other assets of Seller or any Affiliate of Seller that are not Acquired Assets;

(b)

any Liability of Seller to any Affiliate of Seller or any officer, director or shareholder of Seller, including without limitation, pursuant to Intercompany Agreements, except as specifically provided in Section 5.7;

(c)

any Liability of Seller or any Affiliate of Seller in respect of any Indebtedness;

(d)

Liability for accounts or notes payable or outstanding checks or drafts, to  the extent allocable to a period ending on or before the Closing Date;

(e)

any Liability of Seller including, without limitation, any Environmental Liability, in respect of or otherwise arising from the exercise of the Reserved Easements;

(f)

(i) any Liability relating to the treatment, disposal, storage, discharge, Release, recycling or the arrangement for such activities at, or the transportation to, any Offsite Disposal Facility, by Seller, prior to the Closing Date, of Hazardous Substances that were generated at the Site, provided that for purposes of this Section, "Offsite Disposal Facility" does not include any location to which Hazardous Substances disposed of or Released at or from the Acquired Assets have migrated;

(g)

any Liability of Seller arising from the making or performance of this Agreement or an Ancillary Agreement or the transactions contemplated hereby or thereby;

(h)

any Liability of Seller in respect of obligations for goods delivered or services rendered prior to the Closing Date or other Liabilities under contracts, leases or Permits which Buyer has not assumed pursuant to Section 2.3(b);

(i)

any Liability arising out of or in connection with any Employee Benefit Plan established or maintained by Seller or to which Seller contributes or otherwise has any Liabilities with respect to (each such plan, a "Seller Employee Benefit Plan") or any Liability for the termination of, any such Seller Employee Benefit Plan;

(j)

any Liability for any compensation or benefits accruing prior to the Closing Date, under the terms or provisions of any Seller Employee Benefit Plan or the Collective Bargaining Agreement, or otherwise relating to any of the Acquired Assets Employees, other than the Liabilities assumed by Buyer under Section 5.7;

(k)

any Liability relating to any employees of Seller or its Affiliates who do not become Acquired Assets Employees pursuant to Section 5.7;

(l)

except as otherwise expressly set forth in this Agreement, any Liability of Seller relating to any claim or cause of action in respect of the operation or use of the Facility or the Acquired Assets on or prior to the Closing Date, regardless of when such action is commenced, other than the claims and causes of action set forth on Schedule 3.10 as of the date hereof;

(m)

except as otherwise expressly set forth in this Agreement, any Liability of Seller relating to (x) any investigation or proceeding pending on or prior to the Closing Date or relating to events occurring or conditions arising on or prior to the Closing Date or (y) illegal acts, violation of Permits or willful misconduct of Seller on or prior to the Closing Date; and

(n)

any Liability in respect of Taxes imposed on or attributable to the Acquired Assets for taxable periods ending on or before the Closing Date as such Taxes are to be pro rated in accordance with Section 2.8, or any Liability in respect of Taxes imposed on Seller (or any member of an affiliated group of corporations within the meaning of Section 1504 of the Code of which Seller is or has been a member) for any taxable period, except those Taxes for which Buyer is liable pursuant to Section 8.

2.5.

Purchase Price.  Buyer agrees to assume the Assumed Liabilities and pay to Seller at the Closing an aggregate amount equal to $140,000,000 (the "Initial Purchase Price") plus or minus amounts to account for (i) the Estimated Adjustment to the Initial Purchase Price to be made as of the Closing under Section 2.6(c), and (ii) the pro rations to be made as of the Closing under Section 2.8(a), (the Initial Purchase Price, as so adjusted, shall be referred to herein as the "Closing Purchase Price").  The Closing Purchase Price shall be payable at the Closing in cash by wire transfer to Seller in accordance with written instructions of Seller given to Buyer at least three (3) Business Days prior to the Closing.  Following the Closing, the Closing Purchase Price shall be subject to adjustment pursuant to Sections 2.6(d) and 2.8(b), and the Closing Purchase Price, as so adjusted pursuant to such Sections, shall be herein referred to as the "Purchase Price."

On the Effective Date, Buyer shall deliver to Seller an Acceptable Guaranty and an Acceptable Letter of Credit and shall, pursuant to Section 5.12, cause such Acceptable Guaranty and such Acceptable Letter of Credit to be maintained to secure the payment of the Purchase Price through the Closing Date.

2.6.

Adjustments to Initial Purchase Price  The Initial Purchase Price shall be increased or reduced as set forth in Sections 2.6(a), (b) and (c), and the Closing Purchase Price shall be subject to adjustment as set forth in Section 2.6(c).  Such increases or reductions, as the case may be, shall be referred to herein as the "Purchase Price Adjustment" and shall be determined and paid as set forth below:

(a)

The Initial Purchase Price shall be increased to account for the following items:  (i) the net book value of all Inventories (which, in the case of fuel inventories shall include all Taxes and transportation expenses related to such fuel inventories) held and paid for in full by Seller as of the Closing Date; (ii) any amount paid by or on behalf of Seller in connection with the purchase of the Leased Vehicles;  (iii) any Pre-Approved Capital Expenditures paid by or on behalf of Seller during the Interim Period, including without limitation any pre-payments made in connection with such Pre-Approved Capital Expenditures; and (iv) any other capital expenditures paid by or on behalf of Seller during the Interim Period necessitated by Good Utility Practices paid in accordance with Section 5.3(f) that were not made as a result of an Event of Loss.

(b)

At least twenty (20) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated Closing Statement (the "Estimated Closing Statement") that shall set forth Seller’s best estimate of all adjustments to the Initial Purchase Price required by Section 2.6(a) (the "Estimated Adjustment").  The Initial Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment.

(c)

Within ninety (90) days following the Closing Date, Seller shall prepare and deliver to Buyer a closing statement that shall set forth Seller’s computation of the final Purchase Price Adjustment based on Sections 2.6(a) and (b) and the components thereof taking into account actual data (the "Closing Statement").  Within twenty (20) days following the delivery of the Closing Statement by Seller to Buyer, Buyer may object to the Closing Statement in writing.  Seller agrees to cooperate with Buyer to provide to Buyer or Buyer’s Representatives information used to prepare the Closing Statement and information relating thereto.  If Buyer objects to the Closing Statement, the Parties shall attempt to resolve such dispute by negotiation.  If the Parties are unable to resolve such dispute within twenty (20) days of any objection by Buyer, the Parties shall appoint PricewaterhouseCoopers, or, if PricewaterhouseCoopers is not available, another nationally recognized accounting firm not associated with either Party, mutually agreed upon by the Parties, who shall, at Seller’s and Buyer’s joint expense, review the Closing Statement and determine the appropriate Purchase Price Adjustment under this Section 2.6.  The agreed upon Closing Statement or the finding of such accounting firm, as the case may be, shall be used to determine the Purchase Price Adjustment and shall be binding on the Parties.  Upon the determination of the Purchase Price Adjustment, the Party owing a balance on account of the Purchase Price Adjustment shall deliver the balance due to the other Party no later than two (2) Business Days after such determination in immediately available funds or in any other manner as reasonably requested by the payee.  The balance due shall be determined by offsetting against each Party’s credits and debits arising from the Purchase Price Adjustment the credits and debits accorded to each Party in the Closing Statement on account of the Estimated Adjustment.  The acceptance by Buyer and Seller of the Purchase Price Adjustment shall not constitute or be deemed to constitute a waiver of the rights of such Party in respect of any other provision of this Agreement.

2.7.

Allocation of Purchase Price.  Buyer and Seller shall use their good faith best efforts to agree upon an allocation among the Acquired Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the Closing Date (or such later date as the

Parties may mutually agree).  Buyer and Seller may jointly agree to obtain the services of an independent engineer or appraiser (the "Independent Appraiser") to assist the Parties in determining the fair value of the Acquired Assets solely for purposes of such allocation under this Section 2.7.  If such an appraisal is made, both Buyer and Seller agree to accept the Independent Appraiser’s determination of the fair value of the Acquired Assets.  The cost of the appraisal shall be borne equally by Buyer and Seller.  Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594 ("Form 8594") and all federal, state, local and foreign Tax Returns in accordance with such agreed allocation (giving effect to mutually-agreed upon adjustments as a result of adjustments to the Closing Purchase Price pursuant to Section 2.6).  Each of Buyer and Seller shall report the transactions contemplated by this Agreement and the Ancillary Agreements for federal Income Tax and all other Tax purposes in a manner consistent with the allocation, if agreed-upon or determined by the Independent Appraiser in each case pursuant to this Section 2.7.  Each of Buyer and Seller agrees to provide the other promptly with any other information required to complete Form 8594.  Each of Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

2.8.

Proration

(a)

Buyer and Seller agree that all of the items listed below and such others as are mutually agreed to by the Parties, relating to the business and operations of the Acquired Assets, will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period through the Closing Date, and Buyer liable to the extent such items relate to periods after the Closing Date: (i) personal property, Real Property, occupancy and water Taxes, assessments and other charges, if any, on or associated with the Acquired Assets; (ii) rent and other items payable by or to Seller under any of the Contracts or Leases assigned to and assumed by Buyer hereunder; (iii) any Permit, license, registration or fees with respect to any Transferable Permit associated with the Acquired Assets; (iv) sewer rents and charges for water, telephone, electricity and other utilities; (v) the value of capacity or transition payment under the FERC Capacity Settlement or prevailing capacity market rules for the month within which the Closing occurs; and (vi) charges from ISO New England allocated to the owner of the Load Asset and/or Generation Asset with respect to the Facility for the month in which the Closing occurs.  Subject to Section 2.8(b), below, not less than five (5) Business Days prior to the Closing Date, the Parties shall agree upon the sum of the net amount of the prorated amounts to which either Seller or Buyer shall be entitled pursuant to this Section 2.8(a) and the Initial Purchase Price shall be adjusted to reflect such net amount.

(b)

If the amount of one or more Taxes, fees or other liabilities, including without limitation the payments and charges described in Section 2.8(a)(v) and Section 2.8(a)(vi) to be prorated in accordance with Section 2.8(a) is not known or determinable on or prior to the Closing Date, the amounts to be prorated upon the Closing in accordance with Section 2.8(a) shall (i) in the case of Taxes, fees or other liabilities (other than such amounts described in Section 2.8(a)(v) and Section 2.8(a)(vi)), be based upon the actual Taxes, fees or other liabilities for the preceding year (or appropriate period) for which such actual Taxes, fees or liabilities are available, and (ii) in the case of the payments and charges described in Section 2.8(a)(v) and Section 2.8(a)(vi), be based on reasonable estimate of such charges by Seller.  The amount of Taxes, fees or other liabilities prorated upon the Closing pursuant to Section 2.8(a), including without limitation the payments and charges described in Section 2.8(a)(v) and Section 2.8(a)(vi), shall be adjusted upon the request of either Seller, on the one hand, or Buyer, on the other hand, made within sixty (60) days of the date the actual amounts become available.  Seller and Buyer agree to furnish each other with such documents and other records that may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.8.

2.9.

The Closing.  Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Day, Berry & Howard LLP, 185 Asylum Street, Hartford, CT, commencing at 9:00 a.m. Eastern time on the date that is five (5) Business Days following the date on which all of the conditions set forth in Sections 6.1 and 6.2 have either been satisfied or waived by the Party for whose benefit such condition exists, such satisfaction or waiver to conform to Section 11.12.  The Closing shall take place contemporaneously with the closing of the transactions contemplated by the NGC SPA and the Related Purchase Agreement.  The date of Closing is hereinafter called the "Closing Date" and shall be effective for all purposes herein as of 12:01 a.m. Eastern time on the Closing Date.

2.10.

Deliveries by Seller at the Closing.  At the Closing, Seller shall deliver the following to Buyer, duly executed and properly acknowledged, if appropriate:

(a)

the deed for the Real Property and Improvements, substantially in the form attached hereto as Exhibit A and otherwise in a form suitable for recording;

(b)

the Bill of Sale, substantially in the form attached hereto as Exhibit B, for the personal property included in the Acquired Assets;

(c)

the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C, in recordable form if necessary;

(d)

the Property Tax Allocation Agreement, substantially in the form attached hereto as Exhibit E;

(e)

the Interconnection Agreement, in the form attached hereto as Exhibit D;

(f)

the Asset Demarcation Agreement, in the form attached hereto as Exhibit G;

(g)

[Reserved];

(h)

a FIRPTA Affidavit executed by Seller;

(i)

certificates of title for the vehicles and boats which are part of the Acquired Assets;

(j)

all attornment agreements, notices and other documents and instruments required for the assignment or other transfer of the Leases from Seller to Buyer, which agreements, notices, documents and instruments shall, upon the reasonable request of Buyer, be in recordable form;

(k)

copies of all consents, waivers or approvals obtained by Seller with respect to the Acquired Assets, the transfer of the Transferable Permits or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent specifically required under this Agreement or the Ancillary Agreements;

(l)

a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 6.1(a), (b), and (d) and Section 6.2(c) have been satisfied;

(m)

a copy, certified by the Secretary or an Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

(n)

a certificate of the Secretary or an Assistant Secretary of Seller which shall identify by name and title and bear the signature of the officers of Seller authorized to execute and deliver this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto;

(o)

an opinion or opinions from one or more counsel to Seller (any of whom may be an employee of Seller or its Affiliates), dated the Closing Date and reasonably satisfactory in form to Buyer and its counsel, covering substantially the matters set forth in Schedule 2.10(o); and

(p)

copies of the other Ancillary Agreements duly executed by Seller or an Affiliate of Seller, as applicable, and all such other instruments of sale, transfer, conveyance, assignment or assumption as Buyer and its counsel may reasonably request in connection with the sale of the Acquired Assets, provided that this Section 2.10(p) shall not require Seller to prepare or obtain any surveys relating to the Real Property other than those previously provided to Buyer.

2.11.

Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver to Seller, properly executed and acknowledged, if appropriate:

(a)

the Closing Purchase Price;

(b)

the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C to this Agreement, duly executed by Buyer, and if necessary or desirable to Seller, in recordable form;

(c)

the Property Tax Allocation Agreement, substantially in the form attached hereto as Exhibit E;

(d)

the Interconnection Agreement, in the form attached hereto as Exhibit D;

(e)

the Asset Demarcation Agreement, in the form attached hereto as Exhibit G;

(f)

evidence of the Buyer Master Agreements;

(g)

a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Section 6.1(c) and Sections 6.2(a), (b) and (d) have been satisfied;

(h)

a copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

(i)

a certificate of the Secretary or Assistant Secretary of Buyer which shall identify by name and title and bear the signature of the officers of Buyer authorized to execute and deliver this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto;

(j)

one or more opinions from counsel to Buyer, dated the Closing Date and reasonably satisfactory in form to Seller and its counsel, covering substantially the matters set forth in Schedule 2.11(j);

(k)

evidence of Buyer’s (or its agent’s)  status as a Market Participant; and

(l)

all such other instruments of purchase, sale, transfer, conveyance, delivery, receipt, assignment or assumption as Seller and its counsel may reasonably request in connection with the sale or purchase of the Acquired Assets or assumption of the Assumed Liabilities.

3.

Representations, Warranties and Disclaimers of Seller

Seller represents and warrants to Buyer that each of the statements set forth below is true and correct in all respects as of the Effective Date and will be true and correct as of the Closing Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

3.1.

Organization of Seller.  Seller is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Copies of the charter and by-laws of Seller, each as amended to date, have been heretofore made available to Buyer and are accurate and complete.

3.2.

Authorization of Transaction.  Seller has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to receipt of all Seller’s Regulatory Approvals, to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of Seller to authorize and permit the due execution and valid delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the instruments required to be duly executed and validly delivered by Seller pursuant hereto and thereto, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and validly delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms and conditions.

3.3.

Noncontravention.  Subject to Seller obtaining the Seller’s Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Sections 2.10(p) and 2.11(l) above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which Seller or any of its property is subject or any provision of the charter or by-laws of Seller, or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations set forth on Schedule 3.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, trigger any right of first refusal under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under (with or without the giving of notice, the lapse of time, or both) any agreement, contract, lease, license, instrument, or other arrangement to which Seller is bound (including without limitation, the Contracts) or to which any of the Acquired Assets is subject (or result in the imposition of any Lien, upon any of the Acquired Assets), except for matters that will not have a Material Adverse Effect on the Facility, Acquired Assets or the Seller or as otherwise disclosed in Schedule 3.3.

3.4.

Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.5.

Title to Acquired Assets.  Except for the Permitted Encumbrances, Seller has title to the Real Property to the extent, and only to the extent, specified in the title policy commitments attached hereto on Schedule 3.5 (the "Title Commitments").  Except as set forth in Schedule 3.5 and except for Permitted Encumbrances, Seller or its Affiliates have good and valid title to the other Acquired Assets. Except as set forth in Schedule 3.5(b), the Acquired Assets, constitute all assets used or held for use by Seller and its Affiliates in, and necessary and sufficient for the operation of the Facility as presently operated, except as could not be reasonably be expected to have a Material Adverse Effect on the Facility or the Acquired Assets.

3.6.

Legal and Other Compliance; Permits

(a)

Seller is in compliance with all current Laws applicable to the Acquired Assets or Seller’s operation of the Acquired Assets the violation of which could have a

Material Adverse Effect on the Facility or the Acquired Assets, other than as disclosed in Schedule 3.6 and other than with respect to matters covered by Section 3.12 below.

(b)

Schedule 2.1(d) sets forth all Permits that are material to the ownership or operation of the Facility.  Except as would not cause a Material Adverse Effect on the Facility or the Acquired Assets and as set forth on Schedule 3.6(b): (i) all such Permits are in full force and effect and the Seller is in compliance with all such Permits in all material respects and (ii) the Seller has not received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits and, to Seller’s Knowledge, there is no such material violation.

3.7.

Taxes.  Seller has filed all material Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects.  Seller has paid all material Taxes, except where Seller is contesting the same in good faith by appropriate proceedings and has made adequate provision for the payment of such contested taxes.  Seller has made adequate provision for the payment of material Taxes not yet due and payable for all periods through and including the Closing Date.  There is no unpaid Tax due and payable that could have a Material Adverse Effect on Buyer’s ownership, operation or use of the Acquired Assets for which Buyer could become liable.  Except as set forth on Schedule 3.7, no audits, examinations or administrative or judicial proceedings with respect to material Taxes of Seller are ongoing, pending or proposed in writing by any taxing authority.  None of the Acquired Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code, directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

3.8.

Contracts and Leases.

(a)

Except for (w) the agreements and contracts listed on Schedule 2.1(c), 2.1(e) or 2.1(h), (x) contracts that will expire prior to Closing (y) contracts or agreements that are immaterial and (z) contracts entered into between signing and Closing in accordance with this Agreement, the Seller is not a party to (with respect to the Facility or the Acquired Assets), and none of the Facility or Acquired Assets are subject to or bound by, any written contract or agreement that provides for the sale of any amount of capacity, ancillary services or energy from any of the Acquired Assets (whether or not entered into in the ordinary course of business), any interconnection agreement, coal supply or delivery agreement, operation and maintenance agreement, hedging (or similar) agreement, long term maintenance agreement, non-competition agreement restricting the operation of the Facility, agreement evidencing Indebtedness, agreement that provides for payments in excess of $1,000,000 per year, real estate lease, easement and other contract material to the Real Property, tax abatement agreement, partnership or joint venture or similar agreement, agreement of guarantee, surety, indemnification (other than standard indemnification provisions entered into in the ordinary course of business of Seller).

(b)

Except as disclosed in Schedule 3.8(b), (i) each of the Contracts, Leases and Power Contracts constitutes a valid and binding obligation of Seller or its Affiliates and, to such Seller’s Knowledge, each other party thereto, (ii) Seller is not in material breach or default in any material respect under any of the Contracts, Leases and Power Contracts and, to Seller’s Knowledge, the other parties to the Contracts, Leases or Power Contracts are not in material breach or default in any material respect under any thereof (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default), (iii) subject to receipt of any necessary consents, the Contracts, Leases and Power Contracts may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder and (iv) the Seller has not received notice from any other party to any Contract, Lease or Power Contract of any threatened termination of such Contract, Lease or Power Contract.  Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts, Leases or Power Contracts and all amendments thereto.

3.9.

Insurance.  Except as set forth in Schedule 3.9, all material policies, binders and bonds of fire, liability and other forms of insurance owned or held by Seller or its Affiliates insuring the Acquired Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability and worker’s compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation.  Except as described in Schedule 3.9, Seller has not been refused any material insurance with respect to the Acquired Assets nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, in each case, during the last twelve months.

3.10.

Litigation.  Except as disclosed in Schedule 3.10, no action, suit, claim, demand or other proceeding is pending or, to Seller’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on the Facility or the Acquired Assets or that questions the validity of this Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Ancillary Agreements.  Except as disclosed in Schedule 3.10, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller that would reasonably be expected to have a Material Adverse Effect on the Facility or Acquired Assets or that impair, estop, impede, restrain, ban or otherwise materially adversely affect Seller’s ability to satisfy or perform any of the its obligations pursuant to this Agreement under any federal, state or local Law.

3.11.

Employees and Employee Benefit Plans.

(a)

The Collective Bargaining Agreement is the only collective bargaining agreement that governs the terms and conditions of employment of the Represented

Employees at Mt. Tom Station.  A true and correct copy of the Collective Bargaining Agreement has heretofore been made available to Buyer.  Except as described in Schedule 3.11(a), and except as to such matters as will not have a Material Adverse Effect on the Facility or the Acquired Assets: (i) Seller has not experienced any labor strikes or work stoppages by such employees due to labor disagreements during the two-year period preceding the Effective Date and to Seller’s Knowledge, none is currently pending; (ii) to Seller’s Knowledge, Seller is in compliance with all applicable Laws respecting employment and employment practices, equal employment opportunity, occupational health and safety, affirmative action, terms and conditions of employment and wages and hours; (iii) Seller has not received written notice from any Governmental Authority of any unfair labor practice charge, complaint or proceeding against Seller pending or threatened before the National Labor Relations Board or any other Governmental Authority with respect to such employees; (iv) no arbitration, grievance or proceeding arising out of or under the Collective Bargaining Agreement are pending against Seller or its Affiliates; (v) Seller is in compliance in all material respects with the Collective Bargaining Agreement; and (vi) no charges of discrimination, harassment, or retaliation, or lawsuits by or on behalf of current or former employees employed at or in support of the Facility are pending, or, to the Seller’s Knowledge, threatened against the Seller or its Affiliates.

(b)

Schedule 3.11(b) contains a true and complete list of each Seller Employee Benefit Plan under which any of the Acquired Assets Employees has, as of the Effective Date, any present or future right to benefits. With respect to each such Seller Employee Benefit Plan, Seller has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable any related trust agreement or other funding instrument and any currently applicable summary plan description with respect thereto.

(c)

(i) Each Seller Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, (ii) no event has occurred and no condition exists with respect to any Seller Employee Benefit Plan that would be reasonably likely to subject Buyer or its Affiliates to any material Liability, and (iii) no Seller Employee Benefit Plan is a Multiemployer Plan.

3.12.

Environmental Matters.

(a)

During the three year period preceding the Effective Date, except as disclosed in Schedule 3.12, and except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (i) Seller has not received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or failed to obtain material Permits required for the ownership or operation of any Asset under Environmental Laws; (ii) Seller has not received any written notice from any Governmental Authority that any Site is listed under the Comprehensive Environmental Response,

Compensation Liability Information Systems or any similar state list; (iii) Seller has not received any notice from any Person alleging Liability for any Environmental Claims; (iv) to Seller’s Knowledge, no Hazardous Substances have been Released or are threatened to be Released at the Facility or by Seller at any other location; and (v) Seller has not been required by any applicable Environmental Laws to place any use or activities restrictions or any institutional controls on any Assets.

(b)

Seller has no Knowledge of any matters that could give rise to Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on Seller that are not described in Schedule 3.12 or in the Phase I and Phase II Reports referred to in Schedule 3.12.

(c)

To the Knowledge of Seller, except as described in Schedule 3.12 or in the Phase I and Phase II Reports referred to in Schedule 3.12, during the two year period preceding the Effective Date, Seller has been in compliance with all applicable Environmental Laws except where noncompliance would not reasonably be expected to have a Material Adverse Effect on Seller.

(d)

To Seller’s Knowledge, all emission reduction credits or air emission allowances held by Seller as of the Effective Date pursuant to applicable provisions of the Clean Air Act or similar State Laws are identified on Schedule 3.12.

3.13.

Condemnation.  Except as set forth in Schedule 3.13, Seller has received no written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Acquired Assets.  To Seller’s Knowledge, none of the Real Property is subject to any material threatened or impending tribal claims.

3.14.

Surveys of Facility.  The surveys of the Facility provided by Seller to Buyer show the locations of all of the material electric generating buildings and related facilities located at the Facility.

3.15.

Intellectual Property.  Schedule 2.1(b) discloses all material Intellectual Property owned, licensed or leased by Seller or its Affiliates and used for the operation of the Facility as presently operated in all material respects. Seller or its Affiliates have all right, title and interest in or valid, binding and irrevocable rights to use such Intellectual Property without material limitation, Liens (except for Permitted Encumbrances) or royalty burdens.  To Seller’s Knowledge, none of such Intellectual Property included in the Acquired Assets is being infringed by any other Person, and Seller, to its Knowledge, is not infringing and has not received notice that it is infringing (or allegedly infringing) any Intellectual Property of any other Person in connection with the operation of the Facility, which in either case could reasonably be expected to have a Material Adverse Effect on the Facility or the Acquired Assets and Assumed Liabilities.

3.16.

No Undisclosed Liabilities. The Assumed Liabilities do not include any material Liabilities (including, without limitation, Indebtedness), of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except as set forth in Schedule 3.16 and except for current liabilities incurred in the ordinary course of business that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Facility or the Acquired Assets.

3.17.

Sales by Seller.  Seller represents that no rate or charge for, or in connection with, the construction of the Facility, or for electric energy produced by the Facility (other than any portion of a rate or charge which represents recovery of the cost of a wholesale rate or charge) was in effect under the laws of any state as of October 24, 1992.

3.18.

Disclaimers Regarding Acquired Assets.  EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, THE ACQUIRED ASSETS ARE SOLD "AS IS, WHERE IS," AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE FACILITY OR THE ABILITY OF BUYER TO SELL FROM THE FACILITY ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS RECOGNIZED BY ISO NEW ENGLAND FROM TIME TO TIME, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ACQUIRED ASSETS, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ACQUIRED ASSETS, IN EACH CASE EXCEPT AS SET FORTH HEREIN.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ACQUIRED ASSETS OR THE SUITABILITY OF THE FACILITY FOR OPERATION AS A POWER PLANT OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE

MEMORANDUM DATED AS OF FEBRUARY, 2006, AS SUPPLEMENTED, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS THAT IS NOT SET FORTH HEREIN.  NOTHING IN THIS DISCLAIMER OR THIS AGREEMENT SHALL BE DEEMED TO AFFECT THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER ANY ANCILLARY AGREEMENT FOR A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN SUCH ANCILLARY AGREEMENT.

4.

Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the Effective Date and will be true and correct as of the Closing Date.

4.1.

Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Copies of the organizational documents and bylaws of Buyer, each as amended to date, have been heretofore delivered to Seller and are accurate and complete.

4.2.

Authorization of Transaction.  Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements and, subject to receipt of all Buyer’s Regulatory Approvals, to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Agreement, the Ancillary Agreements and the instruments required to be duly executed and validly delivered by Buyer pursuant hereto and thereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated herein and therein, have been duly and properly taken.  This Agreement and the Ancillary Agreements have been duly executed and validly delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions.

4.3.

Noncontravention.  Subject to Buyer obtaining the Buyer’s Regulatory Approvals, neither the execution and the delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Sections 2.10(p) and 2.11(l) above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the organizational documents or bylaws of Buyer or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice (with or without the giving of notice, the lapse of time, or both) under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that will not be material to Buyer.

4.4.

Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.5.

Litigation.  No action, suit, claim, demand or other proceeding is pending or, to the Buyer’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on Buyer or that questions the validity of this Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Ancillary Agreements.  There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Buyer that have a Material Adverse Effect on Buyer or impair, estop, impede, restrain, ban or otherwise adversely affect Buyer’s ability to satisfy or perform any of the Assumed Liabilities under any federal, state or local Law.

4.6.

Availability of Funds.  At Closing, assuming that all conditions set forth in Section 6.1 have been satisfied or waived by Buyer in its sole discretion, Buyer will have sufficient funds available to it to pay the Closing Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement.

4.7.

"As Is" Sale.  The representations and warranties set forth in Section 3 constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby.  There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Acquired Assets or their transfer other than those incorporated in this Agreement and the Ancillary Agreements.  Except for the representations and warranties expressly set forth in Section 3, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by Seller including but not limited to any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Buyer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT THE ACQUIRED ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN SECTION 9.1 OR TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 10.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, BUYER SHALL HAVE NO RECOURSE AGAINST SELLER OR ITS AFFILIATES WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES.

4.8.

Affiliate Guaranty.  If Buyer assigns its rights and interests to an Affiliate or Affiliates pursuant to Section 11.5 hereof, Buyer shall be deemed to have made the representations and warranties in this Section 4 on behalf of itself and any such Affiliate as if such Affiliate were a signatory to this Agreement.

4.9.

Qualified Buyer.  To Buyer’s Knowledge, Buyer is qualified to obtain any Permits and the Buyer Regulatory Approvals necessary for Buyer to own and operate the Facilities as of the Closing, to the extent such operation is either required by any Ancillary Agreement or this

Agreement, or is contemplated by Buyer and for Buyer to consummate the transactions contemplated pursuant to this Agreement.

5.

Covenants.  The Parties agree as follows:

5.1.

General.  Prior to the Closing, each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

5.2.

Notices, Consents and Approvals

(a)

Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall use Commercially Reasonable Efforts to make such filings, as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing.  Buyer will pay all filing fees under the Hart-Scott-Rodino Act, but each Party will bear its own costs for the preparation of any filing.  Both Parties shall use Commercially Reasonable Efforts to cause any waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement and the Ancillary Agreements to expire or terminate at the earliest possible time.

(b)

Prior to the Closing, Seller and Buyer shall cooperate with each other and use all Commercially Reasonable Efforts to (i) promptly prepare, support, assist in preparing, join in and file any filings, applications and all other necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to Buyer of all necessary Permits and (iv) obtain and not oppose, directly or indirectly, all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or in any of the Ancillary Agreements (including, without limitation, Seller’s Regulatory Approvals, Buyer’s Regulatory Approvals and consents to assign the Power Contracts and the Glencore Contracts to Buyer) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound, provided that no Party shall amend any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument or agree on any restriction on the Business of the Company in obtaining such consents, approvals and authorizations. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement or in any of the Ancillary Agreements that appear in any filing made in connection with the transactions contemplated hereby or thereby.  Notwithstanding the foregoing, Seller is not obligated to assign or transfer any interest in any Transferable Permits, including, without limitation, those obtained pursuant to the applicable requirements of Environmental Laws, if the consent or approval of the third Person for such assignment or transfer cannot be obtained.

(c)

Buyer shall have primary responsibility for securing the transfer or reissuance of the Permits (including the Transferable Permits) effective as of the Closing Date.  Seller shall cooperate with Buyer’s efforts in this regard and Seller shall use Commercially Reasonable Efforts to assist in the transfer or reissuance.  If the Parties are unable to secure the transfer or reissuance of one or more Permits effective on the Closing Date, Seller shall continue to reasonably cooperate with Buyer’s efforts to secure such transfer or reissuance following the Closing Date.

5.3.

Operation of Business. During the Interim Period, Seller will operate and maintain the Acquired Assets in the ordinary course consistent with Good Industry Practices (including the continued scheduling and performance of regular and customary maintenance and maintenance overhauls), unless otherwise contemplated by this Agreement or with the prior written consent of Buyer.  Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, with respect to the Acquired Assets and Assumed Liabilities:

(a)

except for Acquired Assets used, consumed or replaced in the ordinary course of business consistent with Good Industry Practices, sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of any of the Acquired Assets, or sale of power as, or encumber, pledge, mortgage or suffer to be imposed on any of the Acquired Assets any Lien other than Permitted Encumbrances;

(b)

make any material change in the levels of Inventories (including spare parts) customarily maintained by Seller with respect to the Acquired Assets, except for in the ordinary course of business consistent with Good Industry Practices;

(c)

terminate, materially amend or otherwise materially modify any material Contract, Lease, Power Contract or Permit other than in the ordinary course of business; provided that nothing in this clause shall inhibit the ability of Seller to terminate, amend or modify contracts as required by a Governmental Authority, or as may be required by other applicable Law; provided that the Parties acknowledge that the Intercompany Agreements, may be modified or terminated on or before the Closing Date, at Seller’s sole discretion;

(d)

enter into or materially amend, or otherwise materially modify any real or personal property Tax agreement, treaty or settlement (except for entering into the payment in lieu of Taxes agreement between Seller and the City of Holyoke, provided that such agreement is not materially different than the form of agreement disclosed to Buyer, and any Tax agreement between Seller and any of its Affiliates);

(e)

enter into any new commitment for the purchase or sale of fuel or any other new contract or lease that would be required to be listed on Schedule 2.1(c), 2.1(e) or 2.1(h) if such contract or Lease had been in effect on the Effective Date other than in the ordinary course of business except commitments, contracts or leases (A) the aggregate payments under all such new commitments of which would not be expected to exceed Five Million Dollars ($5,000,000) or (B) which are terminable either (x) automatically on the Closing Date; or (y) by option of Buyer at any time after the Closing Date without any payments in connection therewith;

(f)

make any capital expenditures that are not Pre-Approved Capital Expenditures or enter into a Capital Commitment with respect thereto, except (i) for those capital expenditures or Capital Commitments necessitated by Good Industry Practice that do not exceed $1,000,000 individually and $5,000,000 in the aggregate, with respect to which Seller shall notify Buyer of the proposed incurrence thereof not less than ten days prior to the time the capital expenditures are to be made or a Capital Commitment with respect thereto undertaken or (ii) as may be necessitated by an emergency situation;

(g)

increase the level of wages, overall compensation or other benefits of any NGS employees referenced in Section 5.7(a), (b) or (c) (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses);

(h)

compromise or settle any material litigation, dispute, claim or other material Liability;

(i)

sell or enter into any contract to sell any emission reduction credits or air emission allowances held by or for the account of the Facility; or

(j)

agree or commit to do any of the foregoing.

Notwithstanding anything in this Section 5.3 to the contrary, Seller may, in its sole discretion, make Pre-Approved Capital Expenditures or incur a Capital Commitment with respect thereto.

5.4.

Full Access.

(a)

During the Interim Period, Seller will (i) permit Buyer and Representatives of Buyer during normal business hours to have access upon reasonable notice, in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, management, personnel, books, records (including Tax, records) and documents associated with the Acquired Assets and permit Buyer and such Representatives to make such reasonable inspections thereof as Buyer may reasonably request, including, without limitation, to obtain Phase 1 environmental reports (provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Sites), surveys and title policy commitments for the Real Property, and otherwise as needed in connection with Buyer’s financing of the transactions contemplated pursuant to this Agreement; (ii) subject to the receipt of any required consents and in accordance with applicable Laws, provide Buyer with such information and records regarding the employees employed at or in support of the Facility as Buyer reasonably deems necessary to comply with the obligations of Section 5.7; (iii) furnish Buyer with a copy of each material report, schedule or other document filed or received by it with respect to the Acquired Assets with a Governmental Authority.  Notwithstanding the foregoing, and without limiting the generality of the confidentiality provisions set forth in Section 7, Seller shall not: (A) provide any information that Seller or Seller’s counsel believes constitutes or could be deemed to constitute a waiver of the attorney-client privilege, or (B) supply Buyer with any information or records that Seller is under a legal obligation not to supply.

(b)

During the Interim Period, at the sole cost and expense of Buyer, Seller will permit designated employees or Representatives of Buyer (the "Buyer’s Observers") to observe all operations of Seller related to the Acquired Assets and such observation shall be permitted on a cooperative basis in the presence of personnel of Seller during normal business hours of Seller; provided that Buyer’s Observers shall not interfere with the operation of the Acquired Assets by Seller.

5.5.

Interim Period Notice; Schedule Update

(a)

Each Party shall notify the other promptly if any information comes to its attention prior to the Closing that is likely to (i) excuse it from the performance of its obligations under this Agreement or any Ancillary Agreement or (ii) cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied.

(b)

From time to time prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to the Schedules (each a "Schedule Update") that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller that has been rendered inaccurate since the Effective Date.  Without limiting Buyer’s rights under Section 10.1(b)(v), if (i) Buyer has the right to terminate the Agreement thereunder and does not exercise such right as a result of such Schedule Update (together with all other Schedule Updates delivered pursuant to this Section 5.5(b) and notices given pursuant to Section 5.5(a) and (ii) the Schedule Update pursuant to this Section 5.5(b) relates to events occurring or conditions arising after the Effective Date, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 3 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.1 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Seller set forth in Article 9). Any Schedule Updates delivered pursuant to this Section 5.5(b) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

(c)

Buyer may elect at any time to notify Seller of the existence of any matter that if in existence on the Effective Date or the Closing Date would or might cause any of the representations or warranties in Section 4 to be untrue or incorrect.  Except as set forth in the following sentence, unless (i) Seller has the right to terminate this Agreement pursuant to Section 10.1(c)(v) by reason of such notice (together with all other notices given pursuant to Section 5.5(a) and this Section 5.5(c)) and (ii) exercises that right within the period of fifteen (15) days referred to in Section 10.1(c)(v), if the written notice given by Buyer pursuant to this Section 5.5(c) relates to events occurring or conditions arising after the Effective Date, then such written notice shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 4 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.2 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Buyer set forth in Article 9).  Any notices delivered pursuant to this Section 5.5(c) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

5.6.

Further Assurances.

(a)

At any time and from time to time after the Closing, at the request of a Party, the other Party will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Seller and Buyer may both reasonably agree is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Acquired Assets and Assumed Liabilities or to put Buyer in actual possession and operating control of the Acquired Assets, and otherwise to consummate and give effect to the transactions contemplated pursuant to this Agreement.

(b)

In the event that any asset that is an Acquired Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to Sections 5.6(c), (d) and (e), use its Commercially Reasonable Efforts to convey such asset to Buyer as promptly as is practicable after the Closing.

(c)

To the extent that Seller’s rights under any Contract, Lease or Power Contract may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall cooperate and shall each use their Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible.  Seller and Buyer agree that if any consent to an assignment shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Contract, Lease or Power Contract in question, so that Buyer would not in effect acquire the benefit and burden of all such rights and obligations, Seller, to the maximum extent permitted by law and such Contract, Lease or Power Contract, shall, after the Closing, appoint Buyer to be Seller’s agent with respect to such Contract, Lease or Power Contract, and Seller shall, to the maximum extent permitted by law and such Contract, Lease or Power Contract, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Contract,

Lease or Power Contract (which, in the case of the Power Contracts or the Glencore Contracts, includes but is not limited to any necessary back-to-back power purchase and/or sales arrangements).  Seller and Buyer shall cooperate and shall each use their Commercially Reasonable Efforts after the Closing to obtain an assignment of such Contract, Lease or Power Contract to Buyer.

(d)

To the extent that Seller’s rights under any warranty or guaranty described in Section 2.1(b) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful.  Seller and Buyer agree that if any consent to an assignment of any such warranty or guaranty would be ineffective or would impair Buyer’s rights and obligations under the warranty or guaranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller shall use Commercially Reasonable Efforts, at Buyer’s sole cost and expense, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Buyer so as to the maximum extent possible to provide Buyer with the benefits and obligations of such warranty or guaranty.  Notwithstanding the foregoing, Seller shall not be obligated to bring or file suit against any Third Party, provided that if Seller shall determine not to bring or file suit after being requested by Buyer to do so, Seller shall assign, to the extent permitted by law or any applicable agreement or contract, its rights in respect of the claims so that Buyer may bring or file such suit.

(e)

To the extent that any personal property lease cannot be assigned to Buyer or is not subject to arrangements described in Section 5.6(c), upon Buyer’s reasonable request and at Buyer’s sole expense, Seller will use Commercially Reasonable Efforts to acquire the assets relating to such lease and to include them in the Acquired Assets before the Closing Date.

5.7.

Employee Matters.

(a)

Represented Employees.  Buyer shall offer employment, commencing as of midnight on the Closing Date, to all employees of NGS who are represented by the Local and who were employed in the operation of the Acquired Assets as of the Effective Date as set forth on Schedule 5.7(a), under terms and conditions in accordance with the Collective Bargaining Agreement.  For the avoidance of doubt, Buyer shall recognize all increases in wages made in the ordinary course of business and in accordance with the Collective Bargaining Agreement between the Effective Date and the Closing Date.  Those employees who accept such offer of employment are hereinafter referred to as the "Represented Employees."  All such offers of employment shall be made in accordance with all applicable laws and regulations and the Collective Bargaining Agreement.  Effective as of the Closing Date, Buyer shall agree to be bound by the Collective Bargaining Agreement, and to thereafter comply with all applicable obligations thereunder, subject to changes negotiated with the Local in accordance with the terms of the Collective Bargaining Agreement.

(b)

Non-Represented Plant Employees.  Schedule 5.7(b) lists the NGS employees employed in the operation of the Acquired Assets and located at the Facility as of the Effective Date who are not represented by the Local.  No later than 10 Business Days prior to the Closing, Buyer shall provide Seller a written list of such employees to whom Buyer wishes to offer employment.  Within 7 days following Buyer’s delivery of such list to Seller, Buyer shall offer employment to such employees commencing as of midnight on the Closing Date for a period of at least twelve months (the "Minimum Employment Period"), at aggregate levels of wages and overall compensation substantially comparable, in the aggregate (excluding equity-based compensation and benefits under any defined benefit pension plan or post-retirement health or welfare plan), to the level of wages and overall compensation in effect for such employees as of the Effective Date; provided that Buyer shall recognize all increases in wages made in the ordinary course of business between the Effective Date and the Closing Date and provided further that during the Minimum Employment Period, Buyer shall provide to each Non-Represented Plant Employee (as defined below) a pension benefit substantially comparable to the pension benefit applicable to each such Non-Represented Plant Employee under the retirement plan of Seller or its Affiliates as of the Closing Date (and, for the avoidance of doubt, the parties acknowledge and agree that Buyer may provide such substantially comparable pension benefits pursuant to a defined contribution, rather than a defined benefit pension plan).  Those employees who accept such offer of employment are hereinafter referred to as the "Non-Represented Plant Employees."  All such offers of employment shall be made in accordance with all applicable laws.  Notwithstanding anything herein to the contrary, all Non-Represented Plant Employees will be employed as at-will employees whose employment may be terminated at any time with or without cause or reason by either the employee or Buyer; provided that if Buyer terminates any Non-Represented Plant Employee during the Minimum Employment Period for any reason other than for cause, Buyer shall pay any such terminated Non-Represented Plant Employee (i) an amount equal to such terminated Non-Represented Plant Employee’s salary for the remainder of the Minimum Employment Period, plus (ii) Enhanced Severance; provided that such terminated Non-Represented Plant Employee executes and delivers to Buyer a general release and covenant not to sue in favor of Buyer, Seller and their respective Affiliates in a form reasonably acceptable to Buyer and Seller.

(c)

Non-Represented Support Employees.  Schedule 5.7(c) lists the NGS employees employed in support positions with respect to the Acquired Assets as of the Effective Date and who are not represented by the Local.  No later than 10 Business Days prior to the Closing, Buyer shall provide Seller a written list of such employees to whom Buyer wishes to offer employment.  Within 7 days following Buyer’s delivery of such list to Seller, Buyer shall offer employment to such employees commencing as of midnight on the Closing Date for the Minimum Employment Period, at aggregate levels of wages and overall compensation substantially comparable, in the aggregate (excluding equity-based compensation and benefits under any defined benefit pension plan or post-retirement health or welfare plan), to the level of wages and overall compensation in effect for such employees as of the Effective Date; provided that Buyer shall recognize all increases in wages made in the ordinary course of business between the Effective Date and the Closing Date, and provided further that during the Minimum Employment

Period, Buyer shall provide to each Non-Represented Support Employee (as defined below) a pension benefit substantially comparable to the pension benefit applicable to each such Non-Represented Support Employee under the retirement plan of Seller or its Affiliates as of the Closing Date (and, for the avoidance of doubt, the parties acknowledge and agree that Buyer may provide such substantially comparable pension benefits pursuant to a defined contribution, rather than a defined benefit pension plan).  Those employees who accept such offer of employment are hereinafter referred to as the "Non-Represented Support Employees", and together with the Non-Represented Plant Employees and the Represented Employees are hereafter referred to as the "Acquired Assets Employees".  All such offers of employment shall be made in accordance with all applicable laws.  Notwithstanding anything herein to the contrary, all Non-Represented Support Employees will be employed as at-will employees whose employment may be terminated at any time with or without cause or reason by either the employee or Buyer; provided that if Buyer terminates any Non-Represented Support Employee during the Minimum Employment Period for any reason other than for cause, Buyer shall pay any such terminated Non-Represented Support Employee (i) an amount equal to such terminated Non-Represented Support Employee’s salary for the remainder of the Minimum Employment Period, plus (ii) Enhanced Severance; provided that such terminated Non-Represented Support Employee executes and delivers to Buyer a general release and covenant not to sue in favor of Buyer, Seller and their respective Affiliates in a form reasonably acceptable to Buyer and Seller.

(d)

Buyer shall apply each Acquired Assets Employee’s prior service with Seller or its Affiliates toward any eligibility, vesting or other waiting period requirements under Buyer’s Employee Benefit Plans to the extent such conditions were satisfied under the corresponding Seller Employee Benefit Plans prior to the Closing Date.  In addition, Buyer shall waive all limitations with respect to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under Buyer’s Employee Benefit Plans and credit each Acquired Assets Employee for any co-payments and deductibles paid prior to the Closing Date under any such plans in which each Acquired Assets Employee participates to the extent such limitations and such amounts are credited under the corresponding Seller Employee Benefit Plan prior to the Closing Date.

(e)

Seller shall provide and remain liable for any and all continuation of coverage under the Seller Employee Benefit Plans as required under §§601 through 608 of ERISA and §4980B of the Code with respect to any person as to whom a "qualifying event" as defined in §4980 of the Code occurred on or prior to the Closing Date.

(f)

Effective as of 12:01 a.m. on the Closing Date, the Acquired Assets Employees shall cease to be employees of Seller or its Affiliates and Seller or its Affiliates shall be solely responsible for the payment of (i) all wages and compensation, (ii) except with respect to Represented Employees, severance payments and vacation pay, and (iii) other amounts thereupon legally owing to or with respect to the Acquired Assets Employees prior to 12:01 a.m. on the Closing Date, or as a result of such separation.  Such amounts shall be paid in accordance with Seller’s policies and practices and applicable Law.   Seller and/or the applicable Seller Employee Benefit Plan shall retain sole responsibility for any Liabilities with respect to welfare plans and workers compensation claims incurred on or prior to the Closing Date.

(g)

Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local Laws for the notification of its employees arising from the sale of the Acquired Assets to Buyer up to and including the Closing Date, including those employees who will become Acquired Assets Employees effective as of the Closing Date.  After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees, whether Acquired Assets Employees or otherwise.  All severance and other costs associated with workforce restructuring activities associated with (i) the Acquired Assets and/or the Acquired Assets Employees subsequent to the Closing Date shall be borne solely by Buyer and (ii) any NGS employees not hired by Buyer pursuant to (a), (b) or (c) above shall be borne solely by Seller.

(h)

This Section 5.7 shall survive the Closing for the period necessary to give full effect to its terms. The parties specifically acknowledge and agree that Section 11.2 hereof shall apply to this Section 5.7.

(i)

Notwithstanding anything to the contrary in this Section 5.7, Buyer shall have the right to use a third party operator or an Affiliate to hire Acquired Assets Employees and to perform certain actions on behalf of Buyer under this Section 5.7; provided that in no event will such use of or performance by a third party operator release Buyer from any of its obligations under this Section 5.7.

5.8.

Access after Closing.

(a)

Records.  For a period of three (3) years after the Closing Date, each Party shall have reasonable access to all of the records, books and documents related to the Acquired Assets of the other Party to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Seller prior to the Closing Date or the operations of Buyer after the Closing Date (including without limitation liabilities with respect to Taxes); provided that Seller shall have the right, at its sole cost and expense to retain copies of such records, books and documents, subject to its obligation to keep such information confidential in accordance with Section 7.  Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.  The Party seeking such access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.8(a).  If a Party shall desire to dispose of any records, books or documents that may relate to operation of the Acquired Assets before the Closing prior to the expiration of such three-year period, such Party shall, prior to such disposition, give to the other Party a reasonable opportunity, at the other Party’s expense, to segregate and remove such records, books or documents as the requesting Party may select.

(b)

Employees.  For a period of three (3) years after the Closing Date, Seller shall have reasonable access to the Acquired Assets Employees (to the extent employed by Buyer) and Buyer shall have reasonable access to Seller’s employees, for purposes of consultation or otherwise, to the extent that such access may reasonably be required by Seller or Buyer in connection with matters relating to or affected by the operations of Seller prior to the Closing or the operations of Buyer following the Closing, so long as the duration of any employee’s time commitment with respect thereto is not extensive and does not materially impair said employee’s performance of his or her duties.

5.9.

Market Participant.  At the Closing, Buyer or its agent shall be a Market Participant in good standing with ISO New England.

5.10.

Risk of Loss.  Except as otherwise provided in this Section 5.10, during the Interim Period all risk of loss or damage to the property included in the Acquired Assets shall, as between Buyer and Seller, be borne by Seller.  If during the Interim Period the Acquired Assets are damaged by fire or other casualty (each such event, an "Event of Loss"), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a "Taking"), then the following provisions of this Section 5.10 shall apply:

(a)

The occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace the Facility or the Acquired Assets subject to such Event of Loss to a condition reasonably comparable to their prior condition, and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, less any insurance proceeds received by the Seller in connection with such Event or Events of Loss (provided that any insurance proceeds received in connection with an Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss or made available to Buyer) (collectively, "Restoration Costs") and/or (ii) any one or more Takings, as a result of which the value of the property subject to such Taking and the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by the Buyer (provided that any such condemnation award is made available to Buyer) (collectively, the "Condemnation Value"), if the sum of all Restoration Costs and Condemnation Value (together with any Restoration Costs and Condemnation Values under and as defined in the NGC SPA), in the aggregate, is less than or equal to $20,000,000, shall have no effect on the transactions contemplated hereby.

(b)

Subject to the termination right of Buyer set forth in clause (d) below, upon the occurrence of any one or more Events of Loss and/or Takings involving aggregate Restoration Costs and Condemnation Value (together with any Restoration Costs and Condemnation Values under and as defined in the NGC SPA), in excess of $20,000,000 (a "Major Loss"), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to Buyer, to restore, repair or replace the damaged Acquired Assets prior to Closing to a condition reasonably comparable to their prior condition.  If Seller elects to so restore, repair or replace the Acquired Assets relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Seller will complete or cause to be completed the repair, replacement or restoration of the damaged Acquired Assets prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such damages Acquired Assets such time period to be agreed upon by Buyer and Seller.  If Seller elects not to cause the restoration, repair or replacement of the Acquired Assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 5.10(c) will apply.

(c)

Subject to the termination right of Buyer set forth in clause (d) below, in the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to the penultimate sentence of Section 5.10(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall, within thirty (30) days following Seller’s election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Major Loss, as the case may be, adjust the Purchase Price by the aggregate Restoration Cost and Condemnation Value related thereto, as mitigated by any repair, replacement or restoration work actually completed by Seller, on the Acquired Assets being sold to Buyer, and proceed to Closing (in which case all insurance proceeds and/or condemnation awards related to such Major Loss shall be assigned to Buyer).  To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer such access to the Acquired Assets and such information as Buyer may reasonably request in connection therewith.

(d)

In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings with respect to the Northfield Mountain Station and/or the Cabot Station (together with Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings with respect to the Mt. Tom Station, with the foregoing capitalized terms used in this parenthetical clause having the meanings ascribed to them in this Agreement), equals an amount in excess of fifteen percent (15%) of the sum of the Combined Purchase Price (as defined in and pursuant to the NGC SPA) and the Initial Purchase Price pursuant to this Agreement, then, in addition to Buyer’s rights pursuant to Section 5.10(b) and (c) above, Buyer shall have the right to terminate this Agreement pursuant to Section 10.1(b)(vi).

5.11.

Discharge of Environmental Liabilities.  Buyer agrees to provide to Seller draft copies of all material plans and studies prepared in connection with any Site investigation or Remediation associated with pre-Closing occurrences prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws.  Seller shall have the right, without the obligation, to observe all meetings between Buyer, its agents or representatives, and such Governmental Authorities.  Buyer shall promptly provide to Seller copies of all material written information, plans, documents and correspondence submitted to or received from such Governmental Authorities relating to Buyer’s discharge of any Environmental Liabilities assumed pursuant to this Agreement associated with pre-Closing occurrences.

5.12.

Acceptable Guaranty; Acceptable Letter of Credit.  On the Effective Date Buyer shall deliver to Seller an Acceptable Guaranty and at all times thereafter until payment in full of the Purchase Price Buyer shall maintain such Acceptable Guaranty in full force and effect.  On the Effective Date Buyer shall deliver to Seller an Acceptable Letter of Credit and at all times thereafter until the Closing date Buyer shall maintain such Acceptable Letter of Credit in full force and effect.  Seller shall draw upon the Acceptable Letter of Credit only in accordance with the terms and conditions thereof.  Seller shall return the Acceptable Letter of Credit (including any amendments thereto) to the issuer thereof or to Buyer (i) on the Closing Date, (ii) within five Business Days after the earliest date on which all three of the Agreements shall have been terminated in accordance with their respective terms (unless one or more of the Beneficiaries in good faith believes that a Buyer still has unsatisfied monetary obligations to one or more of the Beneficiaries under one or more of the Agreements, in which case Seller shall so return the Acceptable Letter of Credit not later than the date that is five Business Days after the date all such unsatisfied monetary obligations have been satisfied) or (iii) otherwise within five Business Days after the Expiry Date.  As used in the immediately preceding sentence, the terms "Closing Date," "Business Days," "Agreements," Beneficiaries," "Buyer" and "Expiry Date" have the meanings ascribed to such terms in the Acceptable Letter of Credit.

5.13.

CONVEX and ISO New England Transition

(a)

Prior to the Closing and to the extent reasonably necessary after the Closing, Buyer and Seller shall cooperate in good faith, use Commercially Reasonable Efforts and take all steps reasonably necessary to facilitate the transition of the Facility’s CONVEX and ISO New England responsibilities to Buyer effective as of the Closing Date or as soon as practicable thereafter.

(b)

Without limiting the generality of the foregoing, to the extent that Seller or one of its Affiliates is the holder of the "Load Asset" or "Generation Asset" (as such term is defined in the Market Rules and Procedures) in connection with the Assets, the Parties shall cooperate in good faith and take all steps reasonably necessary to transfer such Load Assets and Generation Assets to Buyer in accordance with the Market Rules and Procedures as of the Closing Date and, to the extent reasonably necessary, as expeditiously as possible after the Closing Date and, to the extent reasonably necessary, as expeditiously as possible after the Closing Date.

5.14.

Buyer Master Agreements.  As soon as practicable following the Effective Date, Buyer shall use its Commercially Reasonable Efforts to (i) negotiate in good faith and enter into Buyer Master Agreements with each of the counterparties to the Power Contracts that will govern the Power Contracts as of the Closing Date, and (ii) in cooperation with Seller, obtain from such counterparties to the Power Contracts any required consents to assign the Power Contracts to Buyer and a release of Seller and it Affiliates in a form acceptable to Seller.

5.15.

Air Emissions Reporting Obligations  Following the Closing Date, Buyer shall, at its own expense, take all action and provide all information necessary for Seller to comply with all applicable Environmental Laws regarding filings and reporting requirements for air emissions from the Facility during the calendar year in which the Closing occurs, including compliance for the portion of such year that is on or prior to the Closing Date.  Without limiting the generality of the foregoing, Buyer shall at its own expense (a) prepare for execution by Seller the filings and reports with Governmental Entities necessary for Seller to demonstrate compliance with the applicable Environmental Laws regarding filings and reporting requirements for air emissions from the Facility for the year in which the Closing occurs and (b) file such filings and reports with the appropriate Governmental Entities prior to the deadline therefor.  All filings and reports prepared by Buyer pursuant to this Section 5.15 shall be provided to Seller at least ten (10) days prior to the deadline date when such filing or registration must be filed with a Governmental Entity.  The Parties will use Commercially Reasonable Efforts to cooperate to effect the purposes of this Section 5.15. This Section 5.15 shall survive the Closing for the period necessary to give full effect to its terms.

5.16.

No Negotiations.  During the Interim Period, Seller shall not, and shall cause its Affiliates and its and their respective directors, officers, employees, and Representatives, not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, or have any discussions with any Person (excepting out the transactions contemplated by this Agreement and the Related Transactions) relating to, a proposal to directly or indirectly acquire all or a portion of the Acquired Assets or to engage in any similar transaction with Seller or any of its Affiliates (each such transaction being referred to herein as a "Proposed Acquisition Transaction"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.  Seller shall not, and shall cause its Affiliates not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement with respect to the foregoing to which Seller or any of its Affiliates is a party.

5.17.

Insurance.  Seller shall maintain or cause to be maintained in full force and effect the insurance policies material to the operation of the Facility until the Closing.

5.18.

Cooperation Regarding Financial Information

(a)

Seller hereby agrees that Seller may use, and hereby waives any confidentiality provisions with respect to, the financial information regarding the Facility contained in the Descriptive Memorandum dated February 2006, as supplemented, to permit Buyer and its Affiliates to provide such information to their potential financing sources; provided, however, that Buyer acknowledges and agrees that Seller shall not be required to make any representations or warranties to such potential financing sources with respect to such financial information.

(b)

Subject to and in accordance with Section 5.4 hereof, from and after the date hereof, Seller shall, and shall cause its Affiliates to, grant reasonable access to Buyer and its Affiliates to conduct an accounting audit of the Facility, the Acquired Assets and their Assumed Liabilities at Buyer's expense, and Seller shall (whether before or after the Closing) reasonably cooperate with Buyer and its Affiliates in connection therewith.

6.

Conditions to Obligation to Close.

6.1.

Conditions to Obligation of Buyer to Close.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 3 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the Closing Date;

(b)

Performance by Seller.  Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c)

Buyer’s Regulatory Approvals; Consents; Permits.  Buyer shall have received (i) the Buyer’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Buyer or the Acquired Assets or Assumed Liabilities, (ii) those Permits that are material to the operation of the Facility consistent with current practices, and (iii) those Third Party consents without the receipt of which would be reasonably likely to have a Material Adverse Effect on the Facility.

(d)

Seller’s Regulatory Approvals.  Seller shall have received Seller’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Buyer or the Acquired Assets or Assumed Liabilities;

(e)

Absence of Litigation.  There shall not be any litigation, proceeding, injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(f)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(g)

No Material Adverse Effect.  Since the Effective Date, there shall not be any Material Adverse Effect with respect to the Acquired Assets and Assumed Liabilities taken as a whole, the Facility or Buyer;

(h)

Related Transaction.  The conditions to the obligations of Buyer, Seller and Seller’s Affiliates to close the Related Transaction (as further specified in the NGC SPA and the Related Purchase Agreement) shall have been, or contemporaneously with the occurrence of the Closing shall be, satisfied;

(i)

Deliveries.  Seller shall have complied in all material respects with the delivery requirements of Section 2.10.

Buyer may waive any condition specified in this Section 6.1 in its sole discretion if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2.

Conditions to Obligation of Seller to Close.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 4 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the date hereof and the Closing Date;

(b)

Performance by Buyer.  Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c)

Seller’s Regulatory Approvals.  Seller shall have received the Seller’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Seller or any of its Affiliates;

(d)

Buyer’s Regulatory Approvals.  Buyer shall have received (i) the Buyer’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Seller or any of its Affiliates;

(e)

Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(f)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(g)

Deliveries.  Buyer shall have complied in all material respects with the delivery requirements of Section 2.11; and

(h)

Market Participant.  Buyer or its agent shall be a Market Participant in good standing with ISO New England.

Seller may waive any condition specified in this Section 6.2 in its sole discretion if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7.

Confidentiality.

7.1.

Confidentiality

(a)

Each Receiving Party and each Representative thereof will treat and hold as confidential all of the Proprietary Information, and refrain from using any of the Proprietary Information except in connection with this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby.  In the event that the Receiving Party or any Representative thereof is requested or required (including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party’s securities are listed or (ii) by oral question or request for information or documents in any legal proceeding, including without limitation the Buyer’s Regulatory Approval and the Seller’s Regulatory Approval processes, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any Representative thereof is, on the advice of counsel, compelled to disclose any Proprietary Information pursuant to any such request or requirement, then the Receiving Party or such Representative may disclose the Proprietary Information so requested or required to be disclosed; provided that the Receiving Party shall use its reasonable best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.  If this Agreement is terminated pursuant to Section 10.1, then each Receiving Party shall deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information that are in its possession.

(b)

The obligations of the Parties contained in this Section 7 shall be in full force and effect for three years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of title to the Acquired Assets.  Nothing in this Section 7 shall in any way alter Buyer’s obligations under the Confidentiality Agreement dated February 25, 2006 by and between Energy Capital Partners and NUSCO as agent for HWP and NUEI, which Confidentiality Agreement shall terminate automatically upon the Closing Date and shall be of no further force and effect.

(c)

Upon the Disclosing Party’s prior written approval (which will not be unreasonably withheld), the Receiving Party may provide Proprietary Information to the FERC, the SEC, the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein.  The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority (if such confidential treatment is available from the appropriate

Governmental Authority) and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

8.

Taxes.

(a)

All transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, including, without limitation, Massachusetts state sales tax, and Buyer, at its own expense, will file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to all such transfer or sales Taxes, and, if required by applicable Laws, Seller will join in the execution of any such Tax Returns or other documentation.

(b)

With respect to Taxes to be prorated in accordance with Section 2.8 of this Agreement only, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Acquired Assets, if any, and, subject to Seller’s compliance with this Section 8(b), shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.  No later than ten (10) Business Days prior to the due date of any such Tax Return, Buyer shall make such Tax Return available for Seller’s review and approval.  Seller shall respond no later than five (5) Business Days prior to the due date for filing such Tax Return.  With respect to such Tax Return, no later than the due date for filing such Tax Return, Seller shall pay to Buyer its appropriate share of the amount shown as due on the Tax Return determined in accordance with Section 2.8 of this Agreement.

(c)

Each of Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information for a period of three (3) years which may be relevant to such Tax Return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be deemed to be and shall be Proprietary Information.

9.

Survival of Representations and Warranties: Effect of Closing and Indemnification.

9.1.

Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties of Seller set forth in Section 3 (other than (i) the representations and warranties set forth in Sections 3.1, 3.2 and 3.4 (collectively, the "Title and Authority Representations"), which shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 3.12 (environmental matters), which shall survive the Closing for a period of two (2) years, and (iii) the representations and warranties set forth in Section 3.7 (taxes), which shall survive the Closing for 60 days following the expiration of the applicable statute of limitations) and the representations and warranties of Buyer set forth in Sections 4, shall survive the Closing for a period of twelve (12) months, provided that all such representations and warranties of the Parties shall terminate upon a termination of this Agreement pursuant to Section 10.1.  The covenants of the Parties contained in this Agreement, other than those that by their terms survive the Closing and/or termination of this Agreement, (and other than (i) the covenants set forth in Section 5.3 (operation of business), which shall survive the Closing for a period of twelve (12) months and (ii) the covenants set forth in Section 8, which shall survive the Closing for 60 days following the expiration of the applicable statute of limitations), shall terminate 30 days after the Closing or at the termination of this Agreement pursuant to Section 10.1, except as set forth in such Section.

9.2.

Effect of Closing.  Upon the Closing, any condition to the obligations of either Party hereunder that has not been satisfied, or, except (i) to the extent such breaches or failures to satisfy are indemnified hereunder, (ii) with respect to claims for fraud or deceit and (iii) as provided in Section 11.17, any representation, warranty or covenant that has been breached or left unsatisfied by either Party will be deemed waived by the Parties, and each Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.  Nothing in this Section 9.2 shall be deemed to affect any provision herein that expressly survives the Closing (including pursuant to Section 9.1) or pertains to matters that will occur after the Closing.

9.3.

Indemnity by Seller.  Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, its and their successors and permitted assignees, and all of its and their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, "Buyer Indemnified Parties") against and in respect of all Liabilities, obligations, judgments, Liens (except for Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses"), that result from, arise out of, or relate to:

(a)

any Excluded Liability;

(b)

any breach by Seller of any representation or warranty set forth in this Agreement; or

(c)

any breach by Seller of any of its covenants contained in this Agreement.

9.4.

Indemnity by Buyer.  Buyer hereby agrees to indemnify, defend and hold harmless Seller, its Affiliates, its and their successors and permitted assigns, and all of their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, "Seller Indemnified Parties") against and in respect of all Losses that result from, arise out of, or relate to:

(a)

any Third Party Claim against Seller based on or relating to Buyer’s ownership or operation of the Facility or the Acquired Assets after the Closing Date;

(b)

any breach by Buyer of any representation or warranty set forth in this Agreement;

(c)

the Assumed Liabilities; or

(d)

any breach by Buyer of any of its covenants contained in this Agreement.

9.5.

Limitations on Liability.

(a)

The aggregate liability of Seller to Buyer Indemnified Parties under this Section 9 (other than pursuant to Section 9.3(a) and 9.3(c), and other than any such liability with respect to the Title and Authority Representations) shall be limited to ten percent (10%) of the Initial Purchase Price, and the aggregate liability of Buyer to Seller Indemnified Parties under this Section 9 (other than pursuant to Section 9.4(a), 9.4(c) or 9.4(d)) shall be limited to ten percent (10%) of the Initial Purchase Price.  In addition, none of Seller Indemnified Parties or Buyer Indemnified Parties shall make any claim against an indemnifying party under this Section 9 (other than pursuant to Section 9.3(a), 9.3(c), 9.4(a), 9.4(c) or 9.4(d) (except in the case of Sections 9.4(a) and 9.4(c), to the extent related solely to a breach by Seller of its representations and warranties in this Agreement and in the case of Sections 9.3(a) to the extent related solely to a breach by Buyer of its representations and warranties in this Agreement) and other than with respect to Title and Authority Representations) (i) with respect to any individual claim or series of related claims for less than two hundred thousand dollars ($200,000) and (ii) unless and until the aggregate amount of all such claims (excluding all individual claims or series of related claims for less than two hundred thousand dollars ($200,000) each) against the indemnifying party exceeds one percent (1%) of the Initial Purchase Price (the "Threshold"), whereupon a Seller Indemnified Party or Buyer Indemnified Party, as the case may be, may make claims under this Section 9 for any and all such amounts (including the amount of the Threshold); provided that each Party shall notify the other Party of all claims covered by this Section 9 whether or not the Threshold has been exceeded.

(b)

None of Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any Losses arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Party.  Buyer on behalf of each of Buyer Indemnified Parties and Seller on behalf of each of Seller Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Party of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy. Notwithstanding the foregoing, the limitations set forth in this Section 9.5(a) with respect to indirect or consequential damages, including lost profits, shall not apply in the event of a breach by Seller of its representation in Section 3.13 (Condemnation).

(c)

Except as set forth in Section 9.7(c) and 9.7(d), no Party entitled to indemnification hereunder shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of the Party providing such indemnification to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding without the prior written consent of the Party providing such indemnification, which consent shall not be unreasonably withheld.

(d)

Each Party entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(e)

After the Closing, notice of any assertion by any Buyer Indemnified Party that Seller is liable to any Buyer Indemnified Party in connection with the transactions contemplated hereby pursuant to (i) Sections 9.3(b) and 9.3(c) must be made by Buyer in writing and must be given to Seller, on or prior to the time of expiration set forth in Section 9.1, and (ii) Section 9.3(a) must be made by Buyer in writing and must be given to Seller on or prior to the expiration of applicable statute of limitations for such claim or such claim will be forever barred.

(f)

After the Closing, notice of any assertion by any Seller Indemnified Party that Buyer is liable to any Seller Indemnified Party pursuant to (i) Sections 9.4(b) and 9.4(d) in connection with the transactions contemplated hereby must be given to Buyer on or prior to the time of expiration set forth in Section 9.1, and (ii) Sections 9.4(a) and 9.4(c) must be made by Seller in writing and must be given to Buyer on or prior to the expiration of the applicable statute of limitations for such claim or such claim will be forever barred.

(g)

Any notice provided under this Section 9.5 shall state the facts known to the asserting Party that give rise to such notice in sufficient detail to allow the other Party to evaluate the assertion.

9.6.

Exclusive Remedy.  Except as provided in Section 11.17 and except with respect to claims for fraud or deceit, from and after the Closing, the remedies set forth in this Section 9 shall constitute the sole and exclusive remedies for any and all claims, damages, complaints, demands, causes of action, investigations, hearings, actions, suits or other proceedings relating to this Agreement and are in lieu of any and all other rights and remedies that the Seller Indemnified Parties or Buyer Indemnified Parties may have under this Agreement or otherwise for monetary relief with respect to any breach or failure to perform or with respect to the Assumed or Excluded Liabilities.  Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 9.  Nothing herein shall prevent either Party from terminating this Agreement in accordance with Section 10.

9.7.

Matters Involving Third Parties.

(a)

If any Third Party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen (15) days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any Third Party Claim or liability at its own cost and expense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, settlement of, or an adverse judgment with respect to, and the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by the Indemnifying Party, the Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.7(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder and such judgment or settlement is not reasonably likely to have a material adverse effect on the operations of the Indemnified Party or any of its Affiliates.

(d)

In the event any of the conditions in Section 9.7(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.8.

Net of Insurance.  Any calculation of a Loss under this Section 9 shall, in each case, give full effect to any and all insurance proceeds actually received by the Indemnified Party in respect of the Loss (net of the costs of collecting such proceeds).  The Indemnified Party shall use its Commercially Reasonable Efforts to collect any insurance proceeds payable to the Indemnified Party in respect of such Loss.  If any such insurance proceeds are collected after an indemnification payment is made pursuant to this Section 9, the Indemnified Party shall pay to the Indemnifying Party the amount of such received insurance proceeds (net of the costs of collecting such proceeds), up to the amount of the indemnification payment previously made hereunder.  The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law. Any such Loss shall not take into account, and shall not be increased to reflect, the Tax consequences to the Indemnified Party of the receipt of (or the right to receive) the indemnification payments.

9.9.

No Recourse.  To the extent the transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer as provided in this Agreement is accomplished by deeds, assignments, easements, leases, licenses, bills of sale, or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, Seller or its Affiliates, except as expressly provided in this Agreement or in any such instrument.

10.

Termination.

10.1.

Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)

the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if any of the following has occurred: (i) Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before (A) the date that is nine (9) months following the Effective Date by reason of the failure of any condition precedent under Section 6.1 (other than the conditions to Closing set forth in Section 6.1(c) or Section 6.1(d)), unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligation contained in this Agreement, or (B) the date that is twelve (12) months following the Effective Date by reason of the failure of any condition precedent under Section 6.1(c) or Section 6.1(d), unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Seller has within the then previous fifteen (15) days given Buyer any notice pursuant to Section 5.5(a) or (b) or delivered a Schedule Update pursuant to Section 5.5(b) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Seller set forth in Section 3 not to be true and correct, (X) such matter (together with the matters that are subject of any or all previous notices given pursuant to such Sections 5.5(a) or (b) or Schedule Updates delivered pursuant to Section 5.5(b)) would have a Material Adverse Effect on Buyer, (Y) Buyer has notified Seller of its intent to terminate pursuant to this Section 10.1(b), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Buyer; (vi) the event described in Section 5.10(d) as giving rise to Buyer having the right to terminate this Agreement shall have occurred; or (vii) the NGC SPA or the Related Purchase Agreement has been terminated; and

(c)

Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if any of the following has occurred: (i) Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before (A) the date that is nine (9) months following the Effective Date by reason of the failure of any condition precedent under Section 6.2 (other than Section 6.2(c) or Section 6.2(d)), unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement, or (B) the date that is twelve (12) months following the Effective Date by reason of the failure of any condition precedent under Section 6.2(c) or Section 6.2(d) unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligations contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Buyer has within the then previous fifteen (15) days given Seller any notice pursuant to Section 5.5(a) or (b) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Buyer set forth in Section 4 not to be true and correct, (X) such matter (together with the matters that are the subject of any or all previous notices given pursuant to such Section 5.5(a) or (b)) would have a Material Adverse Effect on Seller, (Y) Seller has notified Buyer of its intent to terminate pursuant to this Section 10.1(c)(v), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Seller; or (vi) the NGC SPA or the Related Purchase Agreement has been terminated.

10.2.

Effect of Termination.  If either Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party (except for any Liability of any Party with respect to breach of this Agreement occurring prior to termination and except as otherwise expressly provided herein) provided that Sections 7, 10.2 and 11 shall survive such termination. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the Parties agree that in the event of a termination of this Agreement as a result of the breach of this Agreement by any Party, the non-breaching Party shall be entitled to recover from the breaching Party the direct out-of-pocket fees, expenses and costs incurred by the non-breaching Party in connection with this Agreement and the transactions contemplated hereby.  In the case of the Buyer, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the organization, formation and capitalization of the Buyer and its subsidiaries, (ii) the due diligence investigation of the Company, the Facilities and the Assets, (iii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Agreement, the Ancillary Agreements and any agreements or commitments related to or required by the financing of the transactions contemplated hereby, including without limitation in the case of (i), (ii) or (iii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of Buyer as well as the costs of such financing sources and their respective consultants, accountants, advisors and counsel to the extent borne by Buyer.  In the case of Seller, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the auction process, including but not limited to investment banker fees, and (ii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Agreement and the Ancillary Agreements, including without limitation in the case of (i) or (ii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of the Seller.

11.

Miscellaneous.

11.1.

Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without first affording the non-disclosing Party the opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).  The Parties shall cooperate, using Commercially Reasonable Efforts, as to the timing and contents of any such disclosure, including any such disclosure required by applicable law or the rules of any stock exchange.  Notwithstanding the above, the Parties shall agree as to the timing and contents of the first press release.

11.2.

No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Third Party.   For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

11.3.

No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to either Party.  Neither Party is or shall act as or be the agent or representative of the other Party.

11.4.

Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, provided that the Confidentiality Agreement dated as of February 25, 2006 shall remain in full force and effect without regard to any provision of this Agreement until the Closing Date (except as contemplated by the definition of Proprietary Information herein), and shall terminate automatically on the Closing Date.  All conflicts or inconsistencies between the terms hereof and the terms of any of the Ancillary Agreements, if any, shall be resolved in favor of this Agreement.

11.5.

Succession and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  Notwithstanding the foregoing, but subject to all applicable Laws, (i) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Acquired Assets, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate of Buyer so long as such Affiliate makes the representations and warranties set forth in Section 4 to the same extent as Buyer and provides Acceptable Guaranty to Seller; provided in each case that no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the cost of the transactions contemplated by this Agreement.  Each Party agrees, at the assigning Party’s expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the nonassigning Party’s rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

11.6.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7.

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8.

Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Seller:

Holyoke Water Power Company

c/o Northeast Utilities Services Company

107 Selden Street

Berlin, CT  06307

Attn: NUSCO Manager of Corporate Planning

Copy to:

Senior Vice President and General Counsel

Northeast Utilities Services Company

107 Selden Street

Berlin, CT  06307

If to Buyer:

Mt. Tom Generating Company LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, NJ 07078

Attn: General Counsel

Mt. Tom Generating Company LLC

11943 El Camino Real #220

San Diego, CA 92130

Attn: Andrew Singer

Copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Edward Sonnenschein and David Kurzweil

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  For purposes of this Agreement, messages delivered by electronic mail shall be deemed to constitute "writings."  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9.

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

11.10.

Recourse.  Except as expressly provided in the Acceptable Guaranty and in the Seller Guaranty, neither Party shall have recourse whatsoever under this Agreement against any of the trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives of the other Party (including for such purposes, the trustees, general or limited partners, members, shareholders, directors, officers,  employees or representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, except as expressly provided in the Acceptable Guaranty and the Seller Guaranty, Buyer, on behalf of itself, its Affiliates and Buyer Indemnified Parties, and Seller, on behalf of itself, its Affiliates and Seller Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

11.11.

Consent to Jurisdiction.  Each of Seller and Buyer consents to the nonexclusive jurisdiction of any state or federal court located within the City of Hartford, Connecticut, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby.  Seller and Buyer each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

11.12.

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13.

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.14.

Expenses.  Each of Buyer and Seller will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 9 above), except that Buyer shall bear the entire cost (other than legal fees of Seller) of (i) all filings by both Seller and Buyer under the Hart-Scott-Rodino Act and (ii) the joint application for authorization pursuant to Sections 203 and 205 of the Federal Power Act.

11.15.

Construction.  Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date.  The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

11.16.

Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.17.

Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11.18.

Bulk Transfer Laws.  The Parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

11.19.

Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

11.20.

Dispute Resolution.

(a)

Negotiation between Executives:  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, promptly by negotiation between executives who have authority to settle the controversy.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with:  (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)

Mediation:  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the dispute by mediation under the then current International Institute for Conflict Prevention and Resolution ("CPR") Mediation Procedure; provided that if one Party fails to participate as provided herein, the other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c)

Arbitration:  Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, that has not been resolved by a non-binding procedure as provided herein within ninety (90) days of the initiation of such procedure, shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator, for disputes involving amounts in the aggregate under three million dollars ($3,000,000), or three arbitrators, for disputes involving amounts in the aggregate equal to or greater than three million dollars ($3,000,000), of whom each Party shall designate one in accordance with the "screened" appointment procedure provided in Rule 5.4; provided that if either Party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the above period.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.

(d)

The arbitrator(s) are not empowered to award damages in violation of any limitations on damages provided for in this Agreement and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

[SIGNATURE PAGE FOLLOWS]

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

HOLYOKE WATER POWER COMPANY

By: /s/ David R. McHale

Name: David R. McHale

Title:  Senior Vice President and Chief Financial Officer at Northeast Utilities Service Company, as agent for Holyoke Water Power Company

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

MT. TOM GENERATING COMPANY LLC By:/s Sarah Wright Name: Sarah Wright Title: Executive Vice President